Exhibit 10.10

THE SYMBOL '***' IS USED THROUGHOUT THIS EXHIBIT TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AS CONFIDENTIAL

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

     ANGIOTECH PHARMACEUTICALS, INC.,

ANGIOTECH PHARMACEUTICALS (US), INC.,

QUAICH ACQUISITION, INC.,

and

QUILL MEDICAL, INC.

Dated as of May 25, 2006

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4.2	Authorization	56
4.3	No Conflicts	56
4.4	Merger Consideration	57
4.5	Brokers’ and Finders’ Fees	57
4.6	Approvals	57
4.7	Buyer’s Stock	57
4.8	SEC Filings; Financial Statements	57
4.9	Absence of Changes	58
4.10	Litigation	58
4.11	Compliance with Laws	58

ARTICLE 5. COVENANTS		59

5.1	Conduct of Business of the Company	59
5.2	No Solicitation	61
5.3	Proxy Statement; Company Board Recommendation	63
5.4	Expenses	64
5.5	Public Disclosure	64
5.6	Access to Information	64
5.7	Commercially Reasonable Efforts	64
5.8	Notification of Certain Matters	65
5.9	Proprietary Rights	65
5.10	FIRPTA Certificate	65
5.11	Voting Agreements	66
5.12	Enforcement of Company Proprietary Rights	66
5.13	Minimum Net Working Capital	66

ARTICLE 6. CONDITIONS TO THE MERGER		66

6.1	Conditions to Obligations of Each Party to Effect the Merger	66
6.2	Additional Conditions to Obligations of the Company	66
6.3	Additional Conditions to the Obligations of Buyer and Merger Sub	67

ARTICLE 7. INDEMNIFICATION		69

7.1	Indemnification by Parent, Buyer and Surviving Corporation	69
7.2	Indemnification by the Company Stockholders	69
7.3	Exclusive Remedy	70
7.4	No Contribution	70
7.5	Indemnification Claims	70
7.6	Third-Party Claims	71
7.7	Payment of Claims: Set Off Limitations	72
7.8	Limitations of Liability	73

ARTICLE 8. TERMINATION, AMENDMENT AND WAIVER		74

8.1	Termination	74
8.2	Procedure for Termination	75
8.3	Effect of Termination	75
8.4	Extension; Waiver	75

ARTICLE 9. MISCELLANEOUS PROVISIONS		76

9.1	Notices	76
9.2	Entire Agreement	77
9.3	Further Assurances; Post-Closing Cooperation	77
9.4	Amendment and Modification	77
9.5	Waiver of Compliance; Consents	78
9.6	Third-Party Beneficiaries	78
9.7	No Assignment; Binding Effect	78

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9.8	Headings	78
9.9	Invalid Provisions	78
9.10	Governing Law	78
9.11	Arbitration	79
9.12	Construction	80
9.13	Currency	80
9.14	Counterparts	80

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EXHIBITS AND SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Stockholder Representative Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 25, 2006 (this “Agreement”), is by and among Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of British Columbia (“Parent”), Angiotech Pharmaceuticals (US), Inc., a Washington corporation and wholly-owned subsidiary of Parent (“Buyer”), Quaich Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), and Quill Medical, Inc., a Delaware corporation (the “Company”).

RECITALS

A.

The respective Boards of Directors of Parent, Buyer, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective stockholders to effect the acquisition of the Company pursuant to the terms and subject to the conditions set forth in this Agreement.

B.

In furtherance of such acquisition, the Boards of Directors of Parent, Buyer, Merger Sub and the Company have each approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable law, including the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL” or “Delaware Law”).

C.

In connection with the execution of this Agreement and as an inducement to Buyer and Merger Sub to enter into this Agreement, Matthew A. Megaro and Gregory L. Ruff (together, the “Major Stockholders”) shall have executed and delivered to Buyer and Merger Sub, concurrently with the execution and delivery of this Agreement by the parties hereto, a Voting Agreement in the form attached hereto as Exhibit A.

D.

Pursuant to the Merger, each outstanding share of Company Stock (as defined herein) issued and outstanding immediately prior to the Effective Time (as defined herein), other than Dissenting Shares (as defined herein), shall be converted solely into the right to receive the consideration set forth in Section 2.7 hereof, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Buyer, Merger Sub and the Company hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1

Defined Terms. As used in this Agreement, the terms below shall have the following meanings:

“AAA” has the meaning set forth in Section 9.11(a).

“Acquisition Agreement” has the meaning set forth in Section 5.2(c).

“Acquisition Proposal” has the meaning set forth in Section 5.2(a).

“Actions” means, collectively, any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute as to which written notice has been provided to the applicable party.

“Additional Earnout Year” has the meaning set forth in Section 9.11(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the direct or indirect ownership of more than 50% of all voting securities, equity, or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Aggregate Liquidation Preference” means the sum of (a) the Series A Preference multip lied by the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, (b) the Series B Preference multiplied by the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time, (c) the Series C Preference multiplied by the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time, and (d) the Series D Preference multiplied by the aggregate number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time. Shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock that are converted to Company Common Stock immediately prior to the Effective Time shall not be considered outstanding at the Effective Time.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction Fee” means $5,000,000.00.

“Angiotech SEC Reports” has the meaning set forth in Section 4.8(a).

“Appraisal Claims” has the meaning set forth in Section 7.2(b).

“Assets” means the right, title and interest of any Person in its properties, assets and rights of any kind, whether tangible or intangible, real or personal, including without limitation the right, title and interest in the following:  all Contracts and Contract Rights; all machinery, equipment and computer hardware; all inventory; all Books and Records; all Proprietary Rights; all Permits; all return and other rights under or pursuant to all warranties, representations and guarantees made by suppliers and other third parties in connection with the Assets or services furnished to such Person; all cash, accounts receivable, deposits and prepaid expenses; and all goodwill.

“Balance Sheet” means the unaudited or audited, as the case may be, balance sheet of the Company as of the Balance Sheet Date which constitutes a portion of the Financial Statements.

“Balance Sheet Date” means December 31, 2005.

“Bankruptcy Event” means with respect to a Person: (a) an adjudication that it is bankrupt or insolvent, or the entry of an order for relief under applicable bankruptcy or any similar law; (b) the making by it of a general assignment for the benefit of creditors; (c) the commencement by it of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, or consent to any such relief or to the appointment of or taking of possession by any such official in an involuntary case or other proceeding commenced against it; or (d) the commencement against it of an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, such involuntary case or other proceeding remaining undismissed or unstayed for a period of 60 calendar days.

“Barbed Suture Products” means (whether in the form existing on the Closing Date or as later developed, modified or enhanced by Buyer or its Affiliates) self-anchoring sutures and devices for all fields of use, the manufacture, use, sale, offer for sale, or importation of which, if performed by a Person who did not own or have license to the Company Patent Rights and/or Company Know-How, would constitute misappropriation of Company Know-How and/or infringe a Valid Claim of at least one patent included in the Company Patent Rights, including without limitation Contour Threads™ and Quill® Barbed Sutures for tissue repair and wound closure to the extent they meet the foregoing test.

“Basket” has the meaning set forth in Section 7.8(a).

“Bonus Payments” means all bonus payments, retention payments, incentive compensation payments, service award payments or other similar payments payable by the Company to any of the Company’s current or past Employees or consultants, in connection with the transactions contemplated by this Agreement or otherwise.

“Books and Records” means all books, records, lists, ledgers, financial data, financial files, financial reports, Tax Returns and related work papers and letters from accountants relating to the Assets of the Company or the Business, minute books and stock transfer ledgers.

“Business” means the business and operations of the Company, as conducted by the Company as of the date of this Agreement.

“Business Combination” means, with respect to any Person, (a) any merger, consolidation or other business combination to which such Person is a party, (b) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or the exercise of options or warrants outstanding on the date hereof or issued in accordance with the covenants of this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a material portion of the Assets of such Person (including by way of exclusive license or joint venture formation) or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person, with respect to any of the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble.

“Cash Pro-Rata Portion” means the dollar amount of the Initial Merger Consideration which each Company Holder is entitled to receive as set forth on the Merger Consideration Spreadsheet relative to the aggregate amount of the Initial Consideration that the Company Holders are entitled to receive in respect of their shares of Company Stock or pursuant to Section 2.7(c).

“CDAPCA” has the meaning set forth in Section 3.19(b).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 2.9(b).

“Claim Notice” has the meaning set forth in Section 7.5.

“Closing” has the meaning set forth in Section 2.1(b).

“Closing Date” has the meaning set forth in Section 2.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” means any product of the Parent, Buyer, Surviving Corporation or their respective Affiliates that is comprised of one or more Barbed Suture Products and bundled with, packaged with or sold in connection with one or more other products of the Parent, Buyer, Surviving Corporation or their respective Affiliates.

“Combination Product Adjustment” shall mean if, on a country-by-country basis, a Barbed Suture Product is sold as part of a Combination Product, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A + B), where A is the average sales price of the Barbed Suture Product, if sold separately in finished form in such country, and B is the average sales price of all other products in the combination, if sold separately in finished form in such country. If, on a country-by-country basis, the Barbed Suture Product is sold separately in finished form in such country but the other product(s) in the Combination Product is not sold separately in finished form in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction C/(C+D) where C is the average sales price of the Barbed Suture Product and D is the difference between the average sales price of the Combination Product and the average sales price of the Barbed Suture Product. If, on a country-by-country basis, the other product(s) in the Combination Product is sold separately in finished form in such country but the Barbed Suture Product is not sold separately in finished form in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction one (1) minus (E/(E+F)) where E is the average sales price of the other product(s) in the Combination Product and F is the difference between the average sales price of the Combination Product and the average sales price of the other product(s).  If, on a country-bycountry basis, neither the Barbed Suture Product nor the other product(s) is sold separately in finished form in such country, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction G/(G + H), where G is the fair market value of the Barbed Suture Product determined in good faith by Parent based on available market information, and H is the fair market value of all the other products in the Combination Product determined in good faith by Parent based on available market information.

“Commercialization Efforts” shall mean efforts (a) to commercialize all Barbed Suture Products for the indications for which the requisite governmental approval, including FDA clearance, has been granted, (b) to develop and obtain the requisite governmental approval, including FDA clearance, of the orthopedic indication of a Barbed Suture Product for tendon repair and (c) to commercially exploit the Company’s existing Company Proprietary Rights.

“Commercially Reasonable Efforts” shall mean efforts and deployment of resources, consistent with the exercise of reasonable and prudent scientific and business judgment in good faith, normally used by a company in the medical device industry for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, product portfolio management, with consideration to the competitiveness of the marketplace, the proprietary position of the product, the regulatory and reimbursement structure involved, the cost of scaling up a manufacturing process (including facility costs), the profitability of the applicable products, and other relevant factors applicable to the medical device industry.

“Common Merger Consideration” means the dollar amount equal to a fraction,

(x) the numerator of which is equal to the Initial Merger Consideration minus the Aggregate Liquidation Preference, and (y) the denominator of which is equal to the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including such shares of Company Common Stock issued upon the conversion of Company Preferred Stock and the exercise of Company Options and Company Warrants prior to the Effective Time.

“Common Warrants” means any warrants to purchase shares of Company Common Stock, whether exercisable or unexercisable, granted by the Company.

“Common Warrantholder” has the meaning set forth in Section 2.7(d).

“Company” has the meaning set forth in the preamble.

“Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which Company’s stockholders immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction,

(ii) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company’s business immediately prior to such sale, or (iii) the acquisition by any Person (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company other than the sale of securities of the Company in connection with a bona fide financing transaction for capital raising purposes.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” has the meaning set forth in Article 3.

“Company Holder” means the Company Stockholders together with the Company Optionholders entitled to Merger Consideration and included on the Merger Consideration Spreadsheet pursuant to Section 2.7(c).

“Company Holders Protection Payment” has the meaning set forth in Section 5.12(a).

“Company Know-How” means any and all proprietary information and know-how of the Company relating to the Company’s proprietary sutures, including without limitation methods for making and optimizing the performance of such sutures, and methods and devices for the delivery of such sutures, which information is licensed to, or owned or controlled by the Company, including but not limited to, all technical data, practices, plans, specifications, procedures and other information.

“Company Material Adverse Effect” means any change, circumstance or effect that is materially adverse to the business, operations, assets, properties, liabilities, financial condition or results of operations of the Company, taken as a whole, or that materially impairs the ability of the Company to consummate any of the transactions contemplated by this Agreement; provided, however, that any adverse change, event or effect arising from: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which the Company operates except to the extent the Company is affected in a disproportionate manner as compared to other similarly situated companies in the same industries; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP or other similar accounting requirements in foreign countries which are not specific to the Company; (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental or Regulatory Authority except to the extent the Company is affected in a materially disproportionate manner as compared to other similarly situated companies in the same industries; (vi) any action taken by Parent, Buyer or Merger Sub prior to or on the Closing Date; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (viii) any failure, in and of itself, by the Company to meet any internal or disseminated projections, forecasts or revenue or earnings predictions (previously supplied to Parent, Buyer or Merger Sub prior to Closing) for any period; or (x) any compliance by the Company with any request made by Buyer or its Affiliates, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Company Material Adverse Effect or materiality.

“Company Options” means any options to purchase shares of Company Common Stock, whether vested or unvested, granted by the Company pursuant to any Company Stock Plan.

“Company Patent Rights” means all of the following Proprietary Rights of the Company: (a) all United States and foreign patents, patent applications and provisional applications relating to the Barbed Suture Products and set forth on Section 3.20(b) of the Company Disclosure Schedule and (b) all United States and foreign patents issued with respect to the applications identified in clause (a) hereof including divisional applications, continuations, re examinations and re issues of such applications or patents.

“Company Permits” has the meaning set forth in Section 3.19(b).

“Company Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

“Company Proprietary Right” shall mean any Proprietary Right that (a) is owned by, (b) is licensed to the Company or (c) was developed or created by or for the Company.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the Quill Medical Stock Option Plan.

“Company Stockholder” means each holder of Company Stock immediately prior to the Effective Time.

“Company Stockholder Approval” means the adoption of this Agreement and the approval of the Merger by (a) the holders of at least a majority of the outstanding shares of Company Stock and Preferred Stock, voting together as a single class and on an as-converted basis, (b) the holders of a majority of the outstanding shares of Series B Preferred Stock, voting together as a single class, (c) the holders of a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class and (d) the holders of a majority of the outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class and on an as-converted basis.

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.3(a).

“Company Warrants” means the Common Warrants and the Preferred Warrants.

“Confidentiality Agreement” has the meaning set forth in Section 5.6.

“Contested Claim” has the meaning set forth in Section 7.5.

“Contract Rights” means all rights and obligations under the Contracts.

“Contracts” means all agreements, contracts, leases (whether for real or personal property), purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations and commitments to which a Person is a party or by which a Person or any of its Assets are bound or affected, whether written or oral.

“Cosmetic Indications” means use of the Barbed Suture Products for aesthetic correction of ptosis in aesthetic and cosmetic surgery, including breast and other non-facial applications.

“CSA” has the meaning set forth in Section 3.19(b).

“DEA” has the meaning set forth in Section 3.19(b).

“Deferred Compensation Plan” has the meaning set forth in Section 3.18(f).

“DGCL” or “Delaware Law” has the meaning set forth in the recitals.

“Dissenting Shares” has the meaning set forth in Section 2.8(a).

“Earnout Objection Statement” has the meaning set forth in Section 2.7(g)(viii).

“Earnout Payment” means any payment made to Company Holders pursuant to Section 2.7(g) and Section 9.11, if applicable.

“Earnout Payment Actual Value” has the meaning set forth in Section 2.7(g)(viii).

“Earnout Payment Calculation” has the meaning set forth in Section 2.7(g)(viii).

“Earnout Payment High Value” has the meaning set forth in Section 2.7(g)(viii).

“Earnout Payment Low Value” has the meaning set forth in Section 2.7(g)(viii).

“Earnout Period” means the five year period beginning on the first day of the first full calendar quarter immediately after the Closing and ending on the last day of the last calendar quarter of Earnout Year Five.

“Earnout Pro-Rata Portion” means the relative percentage of any Earnout Payment which each Company Holder is entitled to receive as set forth on the Merger Consideration Spreadsheet relative to the aggregate amount of the Aggregate Earnout Amount, the Orthopedic Milestone Payment and the Wound Closure Milestone Payment that the Company Holders may be entitled to receive in respect of their shares of Company Stock.

“Earnout Year” means any of Earnout Year One, Earnout Year Two, Earnout Year Three, Earnout Year Four or Earnout Year Five.

“Earnout Year Five” means the four calendar quarter period beginning on the first day of the first full calendar quarter immediately after Earnout Year Four and ending on the last day of the fourth calendar quarter immediately after the Earnout Year Four.

“Earnout Year Four” means the four calendar quarter period beginning on the first day of the first full calendar quarter immediately after Earnout Year Three and ending on the last day of the fourth calendar quarter immediately after the Earnout Year Three.

“Earnout Year One” means the four calendar quarter period beginning on the first day of the first full calendar quarter immediately after the Closing and ending on the last day of the fourth calendar quarter immediately after the Closing.

“Earnout Year Three” means the four calendar quarter period beginning on the first day of the first full calendar quarter immediately after Earnout Year Two and ending on the last day of the fourth calendar quarter immediately after Earnout Year Two.

“Earnout Year Two” means the four calendar quarter period beginning on the first day of the first full calendar quarter immediately after Earnout Year One and ending on the last day of the fourth calendar quarter immediately after Earnout Year One.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Plans” has the meaning set forth in Section 3.18(a).

“Employees” means all officers and directors of the Company and all other Persons employed by the Company on a full or part-time basis.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, tax assessment, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“End Date” has the meaning set forth in Section 8.1(b).

“Environmental Laws” means all applicable U.S. federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (a) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (b) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended (“RCRA”), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, and all analogous laws promulgated or issued by any state or other Governmental or Regulatory Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company as set forth in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” means shall have the meaning set forth in Section 2.3(a).

“Escrow Amount” means Net Working Capital equal to $2,000,000.00.

“Escrow Pro-Rata Portion” means the dollar amount of the Escrow Amount which each Company Holder may be entitled to receive as set forth on the Merger Consideration Spreadsheet, subject to the provisions of Article 7 of this Agreement, relative to the aggregate amount of the Escrow Amount that the Company Holders may be entitled to receive pursuant to the terms of this Agreement, subject to the provisions of Article 7 of this Agreement.

“Exchange” has the meaning set forth in Section 2.7(g)(ix).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.9(a).

“Expenditures” means all direct costs and indirect costs incurred by Parent, Buyer, Surviving Corporation or its Affiliates, including, without limitation, manufacturing costs, general and administrative costs, marketing and other commercial expenses.

“Expense Pro-Rata Portion” means the relative percentage of all amounts paid by the Company Holders to Parent, Buyer or the Surviving Corporation by the Company Holders pursuant to Section 7.2(c) in respect of a Special Claim or an Infringement Claim relative to the aggregate amount of all costs, liabilities or expenses incurred by Parent, Buyer or the Surviving Corporation in connection with such Special Claim or Infringement Claim.

“Extraordinary Transaction” means any (a) merger, consolidation or reorganization of Parent, Buyer or the Surviving Corporation following which the direct or indirect owners of 50% or more of the combined voting power of Parent’s, Buyer’s or the Surviving Corporation’s (as the case may be) then outstanding voting securities immediately prior to the closing of such transaction do not beneficially own, directly or indirectly, more than 50% of the combined voting power of Parent’s, Buyer’s or the Surviving Corporation’s (as the case may be) then outstanding voting securities, (b) sale, transfer, divestiture or other distribution of substantially all of the assets of Parent, Buyer, the Business or the Surviving Corporation to a third party that is not an Affiliate of Parent, Buyer or the Surviving Corporation, or (c) any Person acquires a “beneficial ownership”) (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Parent, Buyer or the Surviving Corporation (as the case may be) representing 50% or more of the combined voting power of Parent’s, Buyer’s or the Surviving Corporation’s (as the case may be) then outstanding voting securities.

“Facilities” has the meaning set forth in Section 3.8(a).

“FDA” means the United States Food and Drug Administration.

“FDCA” has the meaning set forth in Section 3.19(b).

“Financial Statements” means the (a) the audited consolidated balance sheet of the Company as at December 31, 2004 and December 31, 2005 and the related audited consolidated statement of operations and comprehensive loss, consolidated statements of shareholders’ deficit and consolidated statement of cash flows for each of the fiscal years then ended, together with the report thereon of independent certified public accountants, each prepared in accordance with GAAP consistently applied throughout the periods covered, and (b) an unaudited consolidated balance sheet of the Company as at March 31, 2006, and the related unaudited consolidated statement of operations and comprehensive loss and consolidated statement of cash flows for such period, each prepared in accordance with GAAP consistently applied throughout the periods covered.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, ministry or a branch thereof, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision.

“HSR” has the meaning set forth in Section 3.28.

“Indemnifiable Losses” means any and all losses, damages, awards, assessments, judgments, fines, penalties, costs and expenses (including reasonable attorneys’ fees), including, without limitation, those that are actual or reasonably foreseeable. The amount of any such Indemnifiable Losses for the purposes of indemnification hereunder shall be limited to the actual, direct and reasonably foreseeable damages sustained by the Indemnified Party determined net of the sum of any amounts that would be reasonably expected to be recoverable by any Indemnified Party under insurance policies of the Indemnified Party with respect to such Indemnifiable Losses (regardless of whether claims are actually made against such insurance or whether such insurance recovery is actually obtained) and refund, credit or reduction in tax realized or that would be reasonably expected to be realizable by the Indemnified Party (or any consolidated, combined or unitary group of which the Indemnified Party is also a member) arising from the incurrence or payment of such Indemnifiable Losses (based upon the maximum marginal tax rate applicable to such persons), and shall not include any actual or alleged lost profits, lost opportunities or other consequential, incidental or special damages, provided, however, that any actual or alleged lost profits, lost opportunities or other consequential, incidental or special damages recovered against Parent, Buyer or the Surviving Corporation as part of a Third-Party Claim brought against Parent, Buyer or the Surviving Corporation may be included.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.5.

“Independent Accounting Firm” means an accounting firm mutually acceptable to Buyer and the Stockholder Representative to resolve any remaining objections or, if Buyer and the Stockholder Representative are unable to agree on the choice of an accounting firm, a nationally-recognized accounting firm selected by Buyer and the Stockholder Representative by lot (after excluding accounting firms that represent, or have represented within the past five years, Parent, Buyer, the Company or the Stockholder Representative). The determination of any accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties.

“Infringement Claim” has the meaning set forth in Section 7.2(c)(ii).

“Infringement Recovery” has the meaning set forth in Section 7.2(c).

“Initial Merger Consideration” means an amount equal to $40,000,000.00.

“IRS” means the United States Internal Revenue Service.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Lease” means a real property lease or a personal property lease, as applicable.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Litigation Claims” has the meaning set forth in Section 7.2(c).

“Major Stockholder” has the meaning set forth in the recitals.

“Maximum Earnout Amount” has the meaning set forth in Section 2.7(g)(vii).

“Merger” has the meaning set forth in the preamble.

“Merger Consideration” means the consideration to be paid to the Company Holders pursuant to Section 2.7.

“Merger Consideration Spreadsheet” shall mean the spreadsheet delivered by the Company to Buyer on the date hereof, as the same may be amended on or before the Closing Date.

“Merger Sub” has the meaning set forth in the preamble.

“Milestone Excess” means, in the event the Earnout Payment for the Earnout Year in which the Wound Closure Milestone and/or Orthopedic Milestone occur is less than the amount of the Wound Closure Milestone Payment and/or Orthopedic Milestone Payment, as applicable, any such additional amount of the Wound Closure Milestone Payment and/or Orthopedic Milestone Payment, as applicable, in excess of the Earnout Payment payable in such Earnout Year.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) or 3(37) of ERISA, which the Company or any ERISA Affiliate contributes to or is required to contribute to, or, after September 25, 1980, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability.

“Net Sales” means the actual sales proceeds of Barbed Suture Products (subject to any Combination Product Adjustment) according to GAAP, consistently applied, minus discounts, credits, allowances, charge backs, fees, refusals, rebates, freight and other transportation charges, and sales and use taxes, tariffs, duties, surcharges and other governmental charges.

“Net Working Capital ” means the positive or negative number obtained by subtracting (a) the current liabilities of the Company as of the Effective Time from (b) the current assets of the Company (including cash) as of the Effective Time. The calculation of Net Working Capital for purposes of this Agreement shall take into account either the payment or the accrual of all Outstanding Bonus Payments and all Transaction Expenses incurred by the Company in connection with this Agreement and the other transactions contemplated by this Agreement.

“Net Working Capital Certificate” has the meaning set forth in Section 6.3(m).

“Non-Standard Income” shall mean any (a) Product Line Divestiture Proceeds,

(b) Third-Party Manufacturing Revenue and (c) payments that do not also constitute an Infringement Recovery that the Buyer and/or its Affiliates receives from a licensee or sublicensee of the Company Proprietary Rights in consideration for the license or sublicense of such rights, which payments shall include, without limitation, license fees, milestone payments, license maintenance fees, Royalty Payments, and other payments received for such a license or sublicense, but specifically excluding for purposes of (a), (b) and (c), Standard Income, bona fide payments for research and development, marketing, sales and/or other services, bona fide reimbursement for costs and expenses incurred by the Buyer and/or its Affiliates (such as patent prosecution costs), payments to the extent of fair market value for the issuance of equity or debt (or for debt financing such as loans, provided, however, that any such debt financing is not given in consideration of such license or sublicense), and payments resulting from any bona fide arms length agreement relating to the supply of the applicable Barbed Suture Product (and/or ingredients or components thereof).

“Optionholder” has the meaning set forth in Section 2.7(c).

“Order” or “Orders” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Orthopedic Milestone” has the meaning set forth in Section 2.7(h)(ii).

“Orthopedic Milestone Payment” has the meaning set forth in Section 2.7(h)(ii).

“Outstanding Bonus Payments” means all bonus payments, retention payments, incentive compensation payments, service award payments or other similar payments outstanding and payable by the Company to any of the Company’s current or past Employees or consultants, in connection with the transactions contemplated by this Agreement or otherwise, as of the Effective Time.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means shares of common stock of Parent, no par value per share.

“Parent Material Adverse Effect” means any change, circumstance or effect that is materially adverse to the business, operations, assets, properties, liabilities, financial condition or results of operations of Parent, Buyer or Merger Sub, taken as a whole, or that materially impairs the ability of the Parent, Buyer or Merger Sub to consummate any of the transactions contemplated by this Agreement; provided, however, that any adverse change, event or effect arising from: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which Parent, Buyer or Merger Sub operate except to the extent Parent, Buyer or Merger Sub are affected in a disproportionate manner as compared to other similarly situated companies in the same industries; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP or other similar accounting requirements in foreign countries which are not specific to Parent, Buyer or Merger Sub; (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental or Regulatory Authority except to the extent Parent, Buyer or Merger Sub are affected in a materially disproportionate manner as compared to other similarly situated companies in the same industries; (vi) any action taken by the Company prior to or on the Closing Date; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (viii) changes in the market price of Parent Common Stock, shall not be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Parent Material Adverse Effect or materiality.

“Peak Year” means (a) [***] or (b) [***].

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, national, state or local, necessary for the operation of the Business or ownership of the Assets of any Person.

“Permitted Distribution” has the meaning set forth in Section 2.13.

“Permitted Encumbrances” means (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons, and purchase money liens incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith, if, in either such case, an adequate reserve shall have been made therefor in such Person’s financial statements; (b) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice; (c) easements, rights-ofway, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business of the Company and do not materially detract from the value of the property upon which such encumbrance exists and (d) liens securing taxes, assessments and governmental charges not yet due and payable.

“Person” means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any similar entity.

“Preferred Warrants” means the Series B Warrants, the Series C Warrants and the Series D Warrants.

“Preferred Warrantholder” has the meaning set forth in Section 2.7(e).

“Product Line Divestiture Proceeds” means any payments that do not also constitute an Infringement Recovery, Standard Income or Non-Standard Income that the Buyer and/or its Affiliates receives from a sale of less than substantially all of the Company Proprietary Rights to a third party that is not an Affiliate of Parent, Buyer or the Surviving Corporation.

“Product Revenue” means the aggregate worldwide Net Sales of Barbed Suture Products by Parent, Buyer and Buyer’s Affiliates to a third party who is not an Affiliate of Parent or Buyer (including, without limitation, distributors and end-users but excluding sales to a licensee or sublicensee of Parent, Buyer or a Buyer’s Affiliate) in any field of use during an Earnout Year.

“Proprietary Rights” means all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications therefor; (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith; (c) U.S. and foreign copyrights, whether registered or unregistered; (d) U.S. and foreign mask work rights and registrations and applications for registration thereof; (e) rights in Trade Secrets; (f) domain name registrations; (g) other proprietary rights, and (h) licenses to or from third parties granting any rights with respect to any of the foregoing.

“Proxy Statement” has the meaning set forth in Section 5.3(a).

“Related Party” means (a) any of the Company’s officers, directors, stockholders and any officers, directors, partners, associates or relatives of such officers, directors and stockholders, (b) any Person in which the Company or any stockholder or any Affiliate, associate or relative of any such Person has any direct or indirect interest and (c) any direct or indirect trustee or beneficiary of any stockholder.

“Return” or “Returns” has the meaning set forth in Section 3.21(a)(ii).

“Royalty Payment” means any royalty payment received by Parent, Buyer or an Affiliate of Buyer from a licensee or sublicensee of the Company Proprietary Rights based on net sales of Barbed Suture Products by such licensee or sublicensee which royalty payment does not also constitute an Infringement Recovery.

“Scheduled Contract” has the meaning set forth in Section 3.11(a).

“SEC” has the meaning set forth in Section 5.11.

“Series A Preferred Stock” means the Series A preferred stock, par value $0.001 per share, of the Company.

“Series A Preference” means $1.00.

“Series B Preferred Stock” means the Series B preferred stock, par value $0.001 per share, of the Company.

“Series B Preference” means $2.00.

“Series B Warrants” means any warrants to purchase shares of Series B Preferred Stock, whether exercisable or unexercisable, granted by the Company.

“Series C Preferred Stock” means the Series C preferred stock, par value $0.001 per share, of the Company.

“Series C Preference” means $2.20.

“Series C Warrants” means any warrants to purchase shares of Series C Preferred Stock, whether exercisable or unexercisable, granted by the Company.

“Series D Preferred Stock” means the Series D preferred stock, par value $0.001 per share, of the Company.

“Series D Preference” means $5.00.

“Series D Warrants” means any warrants to purchase shares of Series D Preferred Stock, whether exercisable or unexercisable, granted by the Company.

“Special Claim” has the meaning set forth in Section 7.2(c)(i).

“Special Recovery” shall mean all proceeds of an Infringement Recovery actually received by the Parent, Buyer or the Surviving Corporation (including without limitation all special, consequential and incidental damages) from any final and non-appealable (or not appealed within the time permitted) judgment resolving Infringement Claims or Special Claims in favor of Parent, Buyer or the Surviving Corporation but excluding any Standard Income and Non-Standard Income.

“Standard Income” shall mean any (a) Product Line Divestiture Proceeds from Cosmetic Indications and Wound Closure Indications, (b) Third-Party Manufacturing Revenue from Cosmetic Indications and Wound Closure Indications, and (c) payments that do not also constitute an Infringement Recovery that the Buyer and/or its Affiliates receives from a licensee or sublicensee of the Company Proprietary Rights in consideration for the license or sublicense of such rights for Cosmetic Indications and Wound Closure Indications, which payments shall include, without limitation, license fees, milestone payments, license maintenance fees, Royalty Payments and other payments received for such a license or sublicense, but specifically excluding for purposes of (a), (b) and (c) above, bona fide payments for research and development, marketing, sales and/or other services, bona fide reimbursement for costs and expenses incurred by the Buyer and/or its Affiliates (such as patent prosecution costs), payments to the extent of fair market value for the issuance of equity or debt (or for debt financing such as loans, provided, however, that any such debt financing is not given in consideration of such license or sublicense), and payments resulting from any bona fide arms length agreement relating to the supply of the applicable Barbed Suture Product (and/or ingredients or components thereof) to such licensee or sublicensee for Cosmetic Indications and Wound Closure Indications.

“Stockholder Representative” means the Person mutually acceptable to Parent, Buyer and the Company will become a party to the Stockholder Representative Agreement.

“Stockholder Representative Agreement” means an agreement acknowledged by the Stockholder Representative substantially in the form of Exhibit B hereto.

“Subsidiary” means any Person in which the Company or Buyer, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person.

“Superior Proposal” means a bona fide Acquisition Proposal for all of the Company Stock (or all or substantially all of the assets of the Company), made in writing and not initiated, solicited or encouraged in violation of Section 5.2(a) of this Agreement, on terms which the board of directors of the Company (A) determines in its good faith judgment, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial and regulatory aspects of such Acquisition Proposal and (B) determines in its good faith judgment to be more favorable to Company and the stockholders of the Company than the Merger.

“Superior Transaction” has the meaning set forth in Section 5.2(c).

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax” or “Taxes” has the meaning set forth in Section 3.21(a)(i).

“to the knowledge” or “knowledge” of a party (or similar phrases) means to the extent of matters which are actually known by such party after reasonable inquiry and when used in respect of the Company, the term “to the knowledge” or “knowledge” shall mean the matters which are actually known by the Company’s officers and directors after reasonable inquiry.

“Third-Party Claim” has the meaning set forth in Section 7.6(a).

“Third-Party Manufacturing Revenue” means the difference between the transfer price of a Barbed Suture Product and the cost of manufacturing such Barbed Suture Product as set forth in a bona fide manufacturing agreement between Buyer or an Affiliate of Buyer and a third-party that is not an Affiliate of Buyer.

“Trade Secrets” means all trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans, mailing and e-mail lists, and customer and supplier mailing and e-mail lists and information), in each case which (i) are not generally known to or accessible by the public; (ii) derive independent economic value from not being generally known to or accessible by the public; (iii) and are subject to efforts by the Company that are reasonable under the circumstances to maintain their secrecy.

“Trading Day” is a day on which the Exchange is open and available for at least five hours for the trading of securities.

“Transaction Expenses” means out-of-pocket legal, accounting, financial and other costs, fees and expenses incurred by a Party in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

“USPTO” means the United States Patent and Trademark Office.

“U.S.” means the United States of America.

“Valid Claims” means any claim included in (i) an issued and unexpired patent which neither has been revoked nor held unenforceable, unpatentable nor invalid by a decision of a court or Governmental or Regulatory Authority, unappealable or unappealed within the time allowed for appeal, nor has been admitted by the holder of the patent to be invalid or unenforceable through reissue, disclaimer, abandonment, withdrawal or otherwise, or (ii) any patent application within the Company Proprietary Rights or Company Know-How, so long as such application is being actively prosecuted and has not been pending for more than five years in the country in question and the claim has neither been withdrawn (unless such claim is being pursued in a co-pending application) or abandoned by the owner party of the application nor finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction not subject to further appeal.

“Warrantholder” means Preferred Warrantholders and Common Warrantholders.

“Wound Closure Indication” means use of the Barbed Suture Products for soft tissue approximation, including, but not limited to the approximation of dermis, fat and skeletal muscle.

“Wound Closure Milestone” has the meaning set forth in Section 2.7(h)(i).

“Wound Closure Milestone Payment” has the meaning set forth in Section 2.7(h)(i).

ARTICLE 2.

THE MERGER

2.1

The Merger.

(a)

The Merger. At the Effective Time, and on the terms and subject to the conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.  The Company, as the surviving corporation after the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation”.

(b)

Closing. The closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at 8:00 a.m., California time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article 6, unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California, or at such other location as the parties hereto shall mutually agree.

2.2

Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by executing and filing a certificate of merger with the Secretary of State of the State of Delaware as required by, and executed in accordance with the relevant provisions of, the DGCL (the “Certificate of Merger”), the time of acceptance by the Secretary of State of Delaware of such filing or such later time as may be agreed to by the parties and set forth in the Certificate of Merger being referred to in this Agreement as the “Effective Time”.

2.3

Escrow. On or prior to the Closing, Buyer, the Stockholder Representative and the Escrow Agent shall enter into an escrow agreement in the form mutually agreed to by the parties (the “Escrow Agreement”), and, promptly following the execution and delivery of the Escrow Agreement by each of the parties thereto, Buyer and Surviving Corporation shall cause the Escrow Amount to be deposited with the Escrow Agent.

2.4

Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5

Certificate of Incorporation; Bylaws. At the Effective Time, the Company’s Certificate of Incorporation in effect immediately prior to the Effective Time shall be amended in its entirety as set forth in the Certificate of Merger, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable Law. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with applicable Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.6

Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation and in accordance with applicable Law. The Company shall cause each director and officer of the Company to tender his or her resignation prior to the Effective Time, with each such resignation to be effective as of the Effective Time.

2.7

The Merger Consideration; Effect on Outstanding Securities of the Company. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holder of any Company Stock, the following shall occur:

(a)

Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding at the Effective Time (other than any Dissenting Shares as provided in Section 2.8 and other than any shares of Company Common Stock held by Buyer or in the treasury of the Company) shall be canceled and extinguished, and shall be automatically converted into solely the right to receive an amount of cash, without interest, equal to (i) the Common Merger Consideration in accordance with their Cash Pro-Rata Portion and (ii) the rights to receive payments, if and when payable, as set forth in Sections 2.7(g), 2.7(h) and 2.7(l) in accordance with their Earnout Pro-Rata Portion, each as set forth on the Merger Consideration Spreadsheet. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time in the treasury of the Company shall be canceled and extinguished without consideration.

(b)

Conversion of Company Preferred Stock. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock issued and outstanding at the Effective Time (other than any Dissenting Shares as provided in Section 2.8 and other than any shares of Company Preferred Stock held by Buyer or in the treasury of the Company) shall be canceled and extinguished, and shall be automatically converted into solely the right to receive an amount of cash, without interest, an amount equal to the Series A Preference, the Series B Preference, the Series C Preference and the Series D Preference, respectively. Each share of Company Preferred Stock issued and outstanding at the Effective Time held by Buyer or in the treasury of the Company shall be canceled and extinguished without consideration.

(c)

Company Options. Buyer shall not assume any Company Options. Pursuant to the terms of the Company Stock Plan and the stock option agreements entered into between the Company and the holders of Company Options (each, an “Optionholder”) and upon the terms and subject to the conditions set forth in this Agreement, the Board of Directors of the Company shall adopt resolutions and execute all necessary amendments to stock option agreements to provide that each outstanding Company Option unexercised immediately prior to the Effective Time shall be automatically canceled and terminated as of the Effective Time and each holder of such cancelled Company Option shall be entitled to receive an amount of cash, without interest, equal to (i) the Common Merger Consideration in accordance with their Cash Pro-Rata Portion (which reflects a reduction for the amount of the exercise price of each Company Option) and (ii) the rights to receive payments, if and when payable, as set forth in Sections 2.7(g), 2.7(h) and 2.7(l) in accordance with their Earnout Pro-Rata Portion, each as set forth on the Merger Consideration Spreadsheet as if such unexercised option had been exercised immediately prior to the Effective Time.

(d)

Common Warrants. Buyer shall not assume any Common Warrants. Upon the terms and subject to the conditions set forth in this Agreement, the Company will take all action necessary to cause each Common Warrant to be exercised prior to the Effective Time and to cause each outstanding Common Warrant issued and outstanding at the Effective Time to be automatically canceled and terminated as of the Effective Time without consideration such that each holder of a Common Warrant (each, a “Common Warrantholder”) shall cease to have any rights with respect thereto after the Effective Time.

(e)

Preferred Warrants. Buyer shall not assume any Preferred Warrants. Upon the terms and subject to the conditions set forth in this Agreement, the Company will take all action necessary to cause the each Preferred Warrant to be exercised prior to the Effective Time and to cause the outstanding Preferred Warrants issued and outstanding at the Effective Time to be automatically canceled and terminated as of the Effective Time without consideration such that the each holder of a Preferred Warrant (each, a “Preferred Warrantholder”) shall cease to have any rights with respect thereto.

(f)

Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding at the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(g)

Earnout Payments. Subject to the terms and conditions of this Agreement, including Sections 2.7(h), 2.7(l), 7.2 and 7.7:

(i)

With respect to Earnout Year One, each Company Holder shall be entitled to receive their Earnout Pro-Rata Portion of the amount equal to (i) [***] (ii) [***] less, in the event the Wound Closure Milestone occurs during Earnout Year One, the amount of the Wound Closure Milestone Payment payable by Buyer to the Company Holders in accordance with Section 2.7(h), and/or, in the event the Orthopedic Milestone is satisfied in Earnout Year One, the amount of the Orthopedic Milestone Payment payable by Buyer to the Company Holders in accordance with Section 2.7(h) (in the event the amount calculated hereunder is zero or less than zero, no Earnout Payment shall be payable for such Earnout Year and the Milestone Excess shall be credited against future Earnout Payments), plus the Expense Pro-Rata Portion of any Infringement Recovery received by Parent, Buyer or the Surviving Corporation during Earnout Year One, [***] of any Standard Income received by Parent, Buyer or the Surviving Corporation during Earnout Year One, and [***] of any Non-Standard Income received by Parent, Buyer or the Surviving Corporation during Earnout Year One;

(ii) With respect to Earnout Year Two, each Company Holder shall be entitled to receive their Earnout Pro-Rata Portion of the amount equal to (i) [***] (ii) [***] less (x) in the event Wound Closure Milestone occurs during Earnout Year Two, the amount of the Wound Closure Milestone Payment payable by Buyer to the Company  Stockholders in accordance with Section 2.7(h), and/or satisfied in Earnout Year Two, the Orthopedic Milestone Payment payable by Buyer to the Company Holders in accordance with Section 2.7(h) and/or (y) any Milestone Excess (in the event the amount calculated hereunder is zero or less than zero, no Earnout Payment shall be payable for such Earnout Year and the remaining Milestone Excess shall be credited against future Earnout Payments), plus the Expense Pro-Rata Portion of any Infringement Recovery received by Parent, Buyer or the Surviving Corporation during Earnout Year Two, [***] of any Standard Income received by Parent, Buyer or the Surviving Corporation during Earnout Year Two, and [***] of any Non-Standard Income received by Parent, Buyer or the Surviving Corporation during Earnout Year Two;

(iii)

With respect to Earnout Year Three, each Company Holder shall be entitled to receive their Earnout Pro-Rata Portion of the amount equal to (i) [***] (ii) [***] less (x) in the event the Wound Closure Milestone occurs during Earnout Year Three, the amount of the Wound Closure Milestone Payment payable by Buyer to the Company Stockholders in accordance with Section 2.7(h), and/or, in the event the Orthopedic Milestone is satisfied in Earnout Year Three, the Orthopedic Milestone Payment payable by Buyer to the Company Holders in accordance with Section 2.7(h) and/or (y) any remaining Milestone Excess after giving effect to any Milestone Excess credited against Earnout Payments in any prior Earnout Years (in the event the amount calculated hereunder is zero or less than zero, no Earnout Payment shall be payable for such Earnout Year and the remaining Milestone Excess shall be credited against future Earnout Payments), plus the Expense Pro-Rata Portion of any Infringement Recovery received by Parent, Buyer or the Surviving Corporation during Earnout Year Three, [***] of any Standard Income received by Parent, Buyer or the Surviving Corporation during Earnout Year Three, and [***] of any Non-Standard Income received by Parent, Buyer or the Surviving Corporation during Earnout Year Three;

(iv)

With respect to Earnout Year Four, each Company Holder shall be entitled to receive their Earnout Pro-Rata Portion of the amount equal to (i) [***] (ii) [***] less (x) in the event the Wound Closure Milestone occurs during Earnout Year Four, the amount of the Wound Closure Milestone Payment payable by Buyer to the Company Stockholders in accordance with Section 2.7(h), and/or, in the event the Orthopedic Milestone is satisfied in Earnout Year Four, the Orthopedic Milestone Payment payable by Buyer to the Company Holders in accordance with Section 2.7(h) and/or (y) any remaining Milestone Excess after giving effect to any Milestone Excess credited against Earnout Payments in any prior Earnout Year (in the event the amount calculated hereunder is zero or less than zero, no Earnout Payment shall be payable for such Earnout Year and the remaining Milestone Excess shall be credited against future Earnout Payments), plus the Expense Pro-Rata Portion of any Infringement Recovery received by Parent, Buyer or the Surviving Corporation during Earnout Year Four, [***] of any Standard Income received by Parent, Buyer or the Surviving Corporation during Earnout Year Four, and [***] of any Non-Standard Income received by Parent, Buyer or the Surviving Corporation during Earnout Year Four; and

(v)

With respect to Earnout Year Five, each Company Holder shall be entitled to receive their Earnout Pro-Rata Portion of the amount equal to (i) [***] (ii) [***] less (x) in the event the Wound Closure Milestone occurs during Earnout Year Five, the amount of any Wound Closure Milestone Payment payable by Buyer to the Company  Stockholders in accordance with Section 2.7(h), and/or, in the event the Orthopedic Milestone is satisfied in Earnout Year Five, the Orthopedic Milestone Payment payable by Buyer to the Company Holders in accordance with Section 2.7(h) and/or (y) any remaining Milestone Excess after giving effect to any Milestone Excess credited against Earnout Payments in any prior Earnout Year (in the event the amount calculated hereunder is zero or less than zero, no Earnout Payment shall be payable for such Earnout Year and the remaining Milestone Excess will be of no further force or effect), plus the Expense Pro-Rata Portion of any Infringement Recovery received by Parent, Buyer or the Surviving Corporation during Earnout Year Five, [***] of any Standard Income received by Parent, Buyer or the Surviving Corporation during Earnout Year Five, and [***] of any Non-Standard Income received by Parent, Buyer or the Surviving Corporation during Earnout Year Five.

(vi)

Strength of Patent Rights. Notwithstanding the foregoing, in the event that, during any Earnout Year, one or more products are marketed or sold by one or more Persons other than Buyer or its Affiliates, in a country, and all of the following apply: (a) such product(s) are a self-anchoring suture that are used for the same indication as a Barbed Suture Product of Company which is a self-anchoring suture, or are a self-anchoring device which is not a self-anchoring suture that receives regulatory approval through a 510(k) process (or similar foreign process) in which approval is obtained by a demonstration of equivalence to a previously approved Barbed Suture Product of the Company which is a self-anchoring device but not a self-anchoring suture; (b) such product(s) do not infringe any valid and enforceable claim within the Company Patent Rights; and (c) one of the following applies: (i) if Buyer and/or its Affiliates has recognized Product Revenue in such country and one of the following applies: (A) the market share of Buyer or its Affiliates has decreased by [***] or more of its market share in such country, which decrease is attributable to the competitive effects of such product(s), or (B) if the average sale price of the applicable Barbed Suture Product(s) of Company in such country has decreased by [***] or more, which decrease is attributable to the competitive effects of such product(s); or (ii) if Buyer and/or its Affiliates has not yet recognized Product Revenue in such country, there are two or more Persons selling product(s) in such country that meet the requirements of (a) and (b) above and the aggregate market share of such product(s) in such country is [***] or more, then during the period of time that the foregoing test is met, Buyer may exclude [***] of the Product Revenue attributable to such Barbed Suture Product of Company in such country from the calculation of the applicable Earnout Payment in such Earnout Year. For purposes of determining whether or not the product or products infringe a valid and enforceable claim within the Company Patent Rights, in the absence of determination by a court or pursuant to arbitration, Buyer shall be entitled to rely upon a reasoned infringement opinion from an independent law firm selected by Buyer and reasonably acceptable to the Stockholder Representative, which opinion shall be controlling for purposes of this Section 2.7(g)(vi); provided that during the period of time that Buyer or its Affiliates is seeking legal remedies for a Person’s sales of a product described above, such product shall be treated for purposes of this Section 2.7(g)(iv) as if it does not infringe any issued and enforceable claim within the Company Patent Rights in such country.

(vii)

Maximum Earnout Amount. Subject to the further rights of Buyer and the Surviving Corporation set forth in this Agreement, including Section 7.7, the aggregate amount of the payments to be paid by Buyer to the Company Holders during the Earnout Period pursuant to this Section 2.7 and Section 9.11, if applicable, including any Earnout Payments, Milestone Payments, payments of any portion of Infringement Recoveries or License Income but excluding (i) any payment of the Company Holders Protection Payment, (ii) any payments of the Expense Pro-Rata Portion of any Infringement Recovery (that is not a Special Recovery) up to the amount the Company Holders paid to Parent, Buyer or the Surviving Corporation pursuant to Section 7.2(c) and (iii) any Infringement Recovery that is a Special Recovery, shall not exceed $160,000,000.00 (the “Maximum Earnout Amount”). Upon (i) distributing Earnout Payments equal to the Maximum Earnout Amount, (ii) the payment of the Earnout Payment with respect to Earnout Year Five or (iii) the consummation of an Extraordinary Transaction and the payment to the Company Holders of the amounts specified in Section 2.7(l), Buyer’s obligation to make any additional or future Earnout Payments pursuant to the terms and conditions of this Agreement shall cease and the rights of the Company Holders to receive Earnout Payments shall terminate. To the extent that any provision of this Section 2.7 would otherwise require Buyer to make an Earnout Payment resulting in Buyer paying Earnout Payments that, in the aggregate, exceed the Maximum Earnout Amount, Buyer shall be entitled to reduce such Earnout Payment such that the Maximum Earnout Amount is not exceeded, and no further Earnout Payment shall be due or payable to the Company Holders thereafter. For purposes of this Section 2.7, any amounts offset by Buyer against any Earnout Payment, the Wound Closure Milestone Payment or the Orthopedic Milestone Payment pursuant to Section 7.6 or otherwise shall be deemed to have been paid by Buyer pursuant to this Section 2.7. Nothwithstanding any thing in this Section 2.7(g)(vii) to the contrary, Buyer shall pay each Company Holder its Earnout Pro-Rata Portion of any Special Recovery obtained by Buyer, Parent or Company.

(viii)

Determination of Earnout Payments. Within 45 calendar days of the end of each Earnout Year, Buyer shall deliver to the Stockholder Representative a written statement of Buyer’s calculations of the Earnout Payment in the form agreed to by the parties prior to the Closing (the “Earnout Payment Calculation”). Buyer shall promptly provide to the Stockholder Representative any supplementary documentatio n related to the Earnout Payment reasonably requested by the Stockholder Representative. The Product Revenue upon which the Earnout Payment Calculation is determined shall be calculated in accordance with GAAP on a basis consistently applied from year-to-year.  The Stockholder Representative shall have 45 calendar days to deliver to Buyer written objections to the Earnout Payment Calculation (the “Earnout Objection Statement”) and the Stockholder Representative’s revised calculation of the Earnout Payment Calculation.  The Stockholder Representative may, by written notice to Buyer, waive or shorten such period for objection. After delivery of an Earnout Objection Statement, an authorized representative of Buyer and the Stockholder Representative shall promptly negotiate in good faith with respect to the Earnout Payment Calculation and the objections thereto, and if they are unable to reach an agreement within 45 calendar days after delivery to Buyer of such Earnout Objection Statement, the dispute shall be submitted to the Independent Accounting Firm. Each of the parties to this Agreement shall, and shall cause their respective officers, directors, employees, and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (i) consider only those matters as to which there is a dispute between the parties, and (ii) be instructed to reach its conclusions regarding any such dispute within 30 calendar days after its appointment and provide a written explanation of its decision.  In the event that Buyer and the Stockholder Representative shall submit any dispute to an Independent Accounting Firm, each such party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems fit. All fees and expenses relating to the engagement of the Independent Accounting Firm shall be as follows: (i) if the accounting firm resolves all of the objections in favor of Buyer as set forth in the Proposed Earnout Payment Calculation (the Earnout Payment Calculation so determined is referred to herein as the “Earnout Payment Low Value”), the Company Holders shall be responsible for all of the fees and expenses of the accounting firm; (ii) if the accounting firm resolves all of the remaining objections in favor of the Stockholder Representative as set forth in the Earnout Objection Statement (the final Earnout Payment Calculation so determined is referred to herein as the “Earnout Payment High Value”), Buyer shall be responsible for all of the fees and expenses of the accounting firm; and (iii) if the accounting firm resolves some of the remaining objections in favor of Buyer and some objections in favor of the Stockholder Representative (the Earnout Payment Calculation so determined is referred to herein as the “Earnout Payment Actual Value”), the Company Holders shall be responsible for that fraction of the fees and expenses of the accounting firm equal to (x) the difference between the Earnout Payment High Value and the Earnout Payment Actual Value over (y) the difference between the Earnout Payment High Value and the Earnout Payment Low Value, and Buyer shall be responsible for the remainder of the fees and expenses.  The Earnout Payment Calculation, as so adjusted by agreement or by the Independent Audit Firm (if required), shall be final and binding on the parties.

(ix)

Earnout Payment. In connection with the delivery of the Earnout Payment Calculation, Buyer shall pay to each Company Holder such holder’s Earnout Pro-Rata Portion of the Earnout Payment based on the Earnout Payment Calculation. Within 15 calendar days after the determination of the Earnout Payment in accordance with this Section 2.7(g) (including resolution of any dispute), Buyer shall pay to each Company Holder such holder’s Earnout Pro-Rata Portion of any additional payment due to Company Holders in an amount equal to the amount by which the final Earnout Payment exceeds the Earnout Payment paid in connection with the Earnout Payment Calculation. Any payment hereunder shall be paid in the form of (i) immediately available funds, (ii) whole shares of Parent Common Stock or (iii) any combination thereof, with such payments being made to the accounts of or, in the case of shares of Parent Common Stock, issued to the account of each Company Holder as designated to Buyer in writing by the Stockholder Representative; provided, however, (x) no less than [***] of all Earnout Payments shall be paid in cash and (y) Buyer may not pay any shares of Parent Common Stock to a Company Holder if (1) such shares of Parent Common Stock are not, if and when issued in connection with the transactions contemplated by this Agreement, duly authorized, fully paid, nonassessable and freely tradable under all federal and state securities laws, including the Securities Act, and otherwise transferable without restriction, (2) Parent is not listed for trading on the Exchange at the time of payment or is subject to any restriction, supervision, halt of trading or similar impediment to trading from the Exchange or any Governmental or Regulatory Authority, (3) the average daily volume of trading of Parent Common Stock for the 30 Trading Day period ending on the penultimate Trading Day prior to the date on which Buyer is required to make payment hereunder is not more than [***] than the volume of trading for the 30 Trading Day period ending on the last Trading Day prior to the Effective Date of this Agreement, (4) the weighted average of the selling prices on the Nasdaq National Market or the New York Stock Exchange (the “Exchange”) as reported in The Wall Street Journal, (or if not reported therein, any other authoritative source) of one share of Parent Common stock during the 30 Trading Day period ending on the penultimate Trading Day prior to the date on which Buyer is required to make payment hereunder is less than the sum of [***] and [***] or (5) if compliance with Rule 506 of Regulation D of the Securities Act of 1933, as amended is required at the time of the offer or sale of Parent Common Stock and such Company Holder is not an accredited investor under such rule. The value of shares of Parent Common Stock, if any, issued in connection with the payment of any Earnout Payment shall be equal to the weighted average of the selling prices on the Exchange as reported in The Wall Street Journal, (or if not reported therein, any other authoritative source) of one share of Parent Common stock during the 30 Trading Day period ending on the penultimate Trading Day prior to the date on which Buyer is required to make payment hereunder. No fractional shares of Parent Common Stock shall be issued in connection with any Earnout Payment made in accordance with the provisions of this Section 2.7(g). Instead, the number of shares of Parent Common Stock to which a Company Holder is entitled to receive in accordance with the provisions of this Section 2.7(g) shall be rounded to the nearest whole share (with 0.5 shown rounded up to the nearest whole share).

(x)

Infringement Recovery. In the event Parent, Buyer or the Surviving Corporation receives an Infringement Recovery for which the Company Holders paid amounts to Parent, Buyer or the Surviving Corporation pursuant to Section 7.2(c) following the end of Earnout Year Five, Parent, Buyer or the Surviving Corporation, as applicable, shall deliver to the Stockholder Representative (for distribution to each Company Holder in accordance with their Earnout Pro-Rata Portion) within 30 calendar days of the receipt of such Infringement Recovery the Expense Pro-Rata Portion of such Infringement Recovery.

(h)

Milestone Payments. Following the Closing, subject to the terms and conditions of this Agreement, including without limitation Section 7.7, the Company Holders shall be entitled to collectively receive from Buyer their Earnout Pro-Rata Portion of:

(i)

$10,000,000.00 in cash upon the first sale of a Barbed Suture Product by Buyer or its Affiliates to a third party that is not an Affiliate of Parent, Buyer or the Surviving Corporation that may be included in Net Sales and where such Barbed Suture Product has received regulatory clearance for a wound closure indication and is labelled for use in such wound closure indication (the “Wound Closure Milestone,” with such amount being the “Wound Closure Milestone Payment”); and

(ii)

[***] in cash upon receipt by Buyer or its Affiliates of [***] for an Barbed Suture Product in the field of [***] (the “Orthopedic Milestone,” with such amount being the “Orthopedic Milestone Payment”).

(iii)

Buyer agrees to notify the Stockholder Representative within 30 calendar days after the occurrence of either the Wound Closure Milestone and the Orthopedic Milestone. Each of the Wound Closure Milestone Payment and the Orthopedic Milestone Payment will be promptly payable following the end of the Earnout Year during which the Wound Closure Milestone or the Orthopedic Milestone is satisfied.  The amount of the Wound Closure Milestone Payment or the Orthopedic Milestone Payment shall not be reduced as a result of any Earnout Payment or Milestone Excess.

(i)

Merger Consideration Spreadsheet.

(i)

The Merger Consideration Spreadsheet sets forth (i) the name of each Company Holder, (ii) the address of each Company Holder, (iii) the telephone number and facsimile number for each Company Holder, (iv) each Company Holder’s Cash Pro-Rata Portion, (v) each Company Holder’s Earnout Pro-Rata Portion and (vi) each Company Holder’s Escrow Pro-Rata Portion.

(ii)

At the Closing, the Company shall deliver to Buyer an updated Merger Consideration Spreadsheet setting forth (i) the name of each Company Holder, (ii) the address of each Company Holder, (iii) the telephone number and facsimile number for each Company Holder, (iv) the final calculation of each Company Holder’s Cash Pro-Rata Portion, (v) the final calculation of each Company Holder’s Earnout Pro-Rata Portion and (vi) the final calculation of each Company Holder’s Escrow Pro-Rata Portion.  The Company hereby represents and warrants that such updated Merger Consideration Spreadsheet shall be true and correct in all respects. Following the Closing, each Company Holder shall notify the Stockholder Representative in writing of any change to such Company Holder’s address, telephone number or facsimile number and the Stockholder Representative shall inform Buyer in writing of any such change not less than 20 calendar days prior to the end of any Earnout Year.  The Company and the Stockholder Representative acknowledge that Buyer is relying on the accuracy of the Merger Consideration Spreadsheet in distributing the Merger Consideration in accordance with this Agreement.

(iii)

Upon payment of the appraised value of any Dissenting Shares, the Merger Consideration Spreadsheet shall be deemed to be automatically updated to (i) delete (A) the name of each Company Stockholder of Dissenting Shares, (B) the address of each Company Stockholder of Dissenting Shares, (C) the telephone number and facsimile number for each Company Stockholder of Dissenting Shares, (D) the final calculation of each Company Stockholder of Dissenting Shares’ Cash Pro-Rata Portion, (E) the final calculation of each Company Stockholder of Dissenting Shares’ Earnout Pro-Rata Portion and (F) the final calculation of each Company Stockholder of Dissenting Shares’ Escrow Pro-Rata Portion, (ii) in the event any payments made by Parent, Buyer, the Merger Sub or the Surviving Corporation after the Effective Time with respect to any Dissenting Shares are less that the portion of the Initial Merger Consideration to which the holders of such Dissenting Shares would have been entitled had such Dissenting Shares not been Dissenting Shares, the Cash Pro-Rata Portion of each remaining Company Holder shall be increased retroactively to the time of Closing by each Company Holder’s Earnout Pro-Rata Portion of the amount by which the payments made by Parent, Buyer, the Merger Sub or the Surviving Corporation after the Effective Time with respect to any Dissenting Shares are less that the portion of the Initial Merger Consideration to which the holders of such Dissenting Shares would have been entitled had such Dissenting Shares not been Dissenting Shares, (iii) the Earnout Pro-Rata Portion of each remaining Company Holder shall be increased retroactively to the time of Closing by each Company Holder’s Earnout Pro-Rata Portion of the aggregate Earnout Pro-Rata Portion eliminated pursuant to (i)(E) above, and (iv) the Escrow Pro-Rata Portion of each remaining Company Holder shall be increased retroactively to the time of Closing by each Company Holder’s Earnout Pro-Rata Portion of the aggregate Escrow Pro-Rata Portion eliminated pursuant to (i)(F) above.

(j)

Post-Closing Covenants.

(i)

Except as expressly set forth in this Section 2.7(j), from and after the Closing, any and all decisions regarding efforts which Buyer or its Affiliates shall cause to be expended with respect to the design, development, production, marketing or sale of Barbed Suture Products, any other matters directly or indirectly related to the amount of Product Revenues, or the satisfaction of either the Wound Closure Milestone or the Orthopedic Milestone, shall be in the sole and absolute discretion of Buyer and its Affiliates without any express (except as set forth in this Agreement) or implied obligation or liability to any party, including, but not limited to, any Company Stockholder, provided, however, that (A) neither Buyer nor its Affiliates shall take any action with the primary intent to negatively impact the amount of any Earnout Amount or the satisfaction of either the Wound Closure Milestone or the Orthopedic Milestone Payment and (B) in no event shall Buyer or its Affiliates manipulate the recognition of Product Revenues in or between Earnout Years. With respect to any Extraordinary Transaction, the preceding sentence shall not apply, but rather the parties agree that from the Effective Time and during the periods with respect to which any Earnout Amount may be earned, neither Buyer nor its Affiliates shall engage in any such transaction with the primary intent to negatively impact the amount of any Earnout Amount (it being agreed and acknowledged by the parties that, for purposes of this sentence only, “primary intent” shall mean the primary intent of Buyer’s chief executive officer, chief operating officer or chief financial officer, whose approval will be required to consummate any such transaction).

(ii)

In addition, (A) during Earnout Year One, Parent, Buyer, the Surviving Corporation and their Affiliates shall commit a minimum of $7,500,000.00 of Expenditures, in the aggregate, to Commercialization Efforts, (B) during Earnout Year Two, Parent, Buyer, the Surviving Corporation and their Affiliates shall commit a minimum of $10,000,000.00 of Expenditures, in the aggregate, to Commercialization Efforts, (C) during Earnout Year Three, Parent, Buyer, the Surviving Corporation and their Affiliates shall commit a minimum of $10,000,000.00 of Expenditures, in the aggregate, to Commercialization Efforts and (D) during Earnout Year Four and Earnout Year Five, Parent, Buyer, Surviving Corporation and their Affiliates shall use their Commercially Reasonable Efforts to support Commercialization Efforts, provided, however, that in event Product Revenues exceed [***] at any time during Earnout Year Three, then Parent, Buyer, Surviving Corporation and their Affiliates shall no longer be required to commit any Expenditures to Commercialization Efforts during the remaining portion of Earnout Year Three.

(iii)

During the Earnout Period, Parent and Buyer hereby agrees that neither Parent, Buyer, the Surviving Corporation nor its Affiliates shall commercialize a product that is directly competitive with a commercially available Barbed Suture Product.

(k)

Audit Rights. Until the earlier to occur of (i) the end of the Earnout Period or (ii) the payment by Buyer of Earnout Payments equal to the Maximum Earnout Amount in the aggregate, the Stockholder Representative and his representatives, agents, and consultants, if any, shall have reasonable access to, and shall be able to review and audit, once during each Earnout Year, upon 10 calendar days written notice and during normal business hours, the books, records, documents (whether in hardcopy, electronic or other form), and operations of Parent, Buyer and the Surviving Corporation relating to the Barbed Suture Products, as reasonably required solely to permit the Stockholder Representative to (A) verify compliance of Parent, Buyer and the Surviving Corporation with their obligations under this Agreement, (B) verify any determination and payment of the Earnout Payments hereunder and (C) verify the volumes of sales of Barbed Suture Products. Buyer agrees to reasonably assist the Stockholder Representative in connection with the exercise by the Stockholder Representative of the Audit Rights granted by this Section 2.7(k). Within 30 calendar days of the end of the second and fourth calendar quarters of each Earnout Year, Buyer shall deliver to the Stockholder Representative a report in reasonable detail setting forth for the preceding six calendar months, Product Revenues, Expenditures for Commercialization Efforts, Standard Income, Non-Standard Income and the status of FDA clearance for Barbed Suture Products in the field of tendon repair.  All information obtained in connection with such activity shall be subject to the provisions of the Confidentiality Agreement.

(l)

Other Transaction.

(i)

Subject to Section 2.7(l)(iv), in the event of the consummation of an Extraordinary Transaction during Earnout Year One, Earnout Year Two or Earnout Year Three, each Company Holder shall be entitled to receive, in lieu of any future payments pursuant to Section 2.7(g), an amount equal to [***], and upon payment thereof, any obligation of Parent, Buyer, Surviving Corporation or any successor thereto to make any additional or future payment to the Company Holders pursuant to the terms of this Agreement and the rights of the Company Holders to receive any such payment, shall terminate.

(ii)

Subject to Section 2.7(l)(iv), in the event of the consummation of an Extraordinary Transaction during Earnout Year Four, each Company Holder shall be entitled to receive, in lieu of any future payments pursuant to Section 2.7(g), an amount equal to [***] which amount shall not exceed the remaining unpaid portion of the Maximum Earnout Amount, and upon payment thereof, any obligation of Parent, Buyer, Surviving Corporation or any successor thereto to make any additional or future payment to the Company Holders pursuant to the terms of this Agreement and the rights of the Company Holders to receive any such payment, shall terminate.

(iii)

Subject to Section 2.7(l)(iv), in the event of the consummation of an Extraordinary Transaction during Earnout Year Five, each Company Holder shall be entitled to receive, in lieu of any future payments pursuant to Section 2.7(g), an amount equal to [***] which amount shall not exceed the remaining unpaid portion of the Maximum Earnout Amount, and upon payment thereof, any obligation of Parent, Buyer, Surviving Corporation or any successor thereto to make any additional or future payment to the Company Holders pursuant to the terms of this Agreement and the rights of the Company Holders to receive any such payment, shall terminate.

(iv)

[***] calendar days prior to the anticipated closing of an Extraordinary Transaction prior to the end of Earnout Year Five the other party to such Extraordinary Transaction shall (i) agree in writing to assume the rights and obligations of Parent, Buyer and the Surviving Corporation under this Agreement, or (ii) elect not assume the rights and obligations of Parent, Buyer and the Surviving Corporatio n under this Agreement.

(A)

In the event the other party to such Extraordinary Transaction agrees to assume the rights and obligations of Parent, Buyer and the Surviving Corporation under this Agreement, Parent shall provide written notice to the Stockholder Representative of such Extraordinary Transaction [***] calendar days prior to the anticipated closing of such Extraordinary Transaction setting forth the material terms thereof. Buyer shall promptly provide to the Stockholder Representative any supplementary documentation related to the Extraordinary Transaction reasonably requested by the Stockholder Representative. The Stockholder Representative may, in its sole discretion, elect within [***] calendar days of such notice to have this Agreement assumed by the other party to the Extraordinary Transaction.  In the event of such assumption, the other party to such Extraordinary Transaction shall agree in writing to assume the rights and obligations of Parent, Buyer and the Surviving Corporation under this Agreement and no payments shall be due or owing to the Company Holders pursuant to Sections 2.7(l)(i), (ii) or (iii). In the event the Stockholder Representative does not elect to have this Agreement assumed by the other party to the Extraordinary Transaction, payments under Sections 2.7(l)(i), (ii) or (iii) shall be due and owing to the Company Holders.

(B)

In the event the other party to such Extraordinary Transaction elects not to assume the rights and obligations of Parent, Buyer and the Surviving Corporation under this Agreement, then each Company Holder shall be entitled to receive in lieu of the amounts the Company Holder is entitled to receive pursuant to Sections 2.7(l)(i), (ii) or (iii), their Earnout Pro-Rata Portion of the unpaid Maximum Earnout Amount.

(v)

In the event of an Extraordinary Transaction of Parent, or a determination in the discretion of the Board of Directors of Parent by resolution adopted by the affirmative vote of a simple majority of the votes cast by the Board of Directors of Parent that a Extraordinary Transaction is about to occur, except with the prior written consent of the Stockholder Representative, Parent shall, subject to Section 5.12(b), pay to the Company Holders the amount of [***] (the “Company Holders Protection Payment”), which payment shall be made within 90 days of the later of (A) the date of such Extraordinary Transaction or such Board of Directors’ determination, or (B) the date upon which the Stockholder Representative first becomes aware of such Extraordinary Transaction or such Board of Directors’ determination; provided that for purposes of this Section 2.7(l) only, the percentages set forth in the definition of “Extraordinary Transaction” shall be [***] instead of [***]. Notwithstanding the foregoing, the Company Holders Protection Payment shall only be required to be made by Parent to the Company Holders upon a determination by the Board of Directors of Parent (which determination shall be made (i) at the Board of Directors’ sole discretion and (ii) prior to consummation of the Extraordinary Transaction, as applicable) that the Company Holders Protection Payment is appropriate in the circumstances of such Extraordinary Transaction.

(vi)

In the event of a Bankruptcy Event of Parent, Buyer or the Surviving Corporation during the Earnout Period, each Company Holder shall be entitled to receive each Company’s Holder’s Earn-out Pro Rata Portion of an amount equal to [***].

2.8

Dissenting Shares.

(a)

Notwithstanding anything to the contrary in this Agreement, if required by the DGCL, but only to the extent required thereby, shares of Company Stock which are issued and outstanding immediately prior to the Effective Time and which are held by Company Stockholders who have properly exercised appraisal rights with respect thereto in accordance with the DGCL (any such shares being referred to herein as “Dissenting Shares”) shall not be exchangeable for the right to receive the Merger Consideration as determined in accordance with Section 2.7 but the holder of the Dissenting Shares shall be entitled only to receive the appraised value of such shares of Company Stock in accordance with the provisions of the DGCL unless and until such Company Stockholders fail to perfect or effectively withdraw or lose such right to appraisal and payment under the DGCL. If, after the Effective Time, any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights under the DGCL, then each of such holder’s shares of Company Stock shall automatically be converted into and represent only the right to receive the Merger Consideration therefor, as provided in Section 2.7, upon surrender of its Certificates.

(b)

Prior to the Closing, the Company shall conduct the defense of any claim of appraisal or dissenters’ rights under the DGCL. The Company shall give Buyer (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to applicable Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under applicable Law.  From and after the Closing, the Stockholder Representative shall conduct the defense of any claim of appraisal or dissenters’ rights under the DGCL. The Stockholder Representative shall give Buyer the opportunity to participate in all negotiations and proceedings with respect to any claim of appraisal or dissenters’ rights under the DGCL.

2.9

Surrender and Payment.

(a)

Prior to the Effective Time, Buyer shall (i) appoint an agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Company Stock for the Merger Consideration set forth in Section 2.7 and (ii) irrevocably deposit with the Exchange Agent the Initial Merger Consideration to be paid in respect of shares of Company Stock.

(b)

As soon as practicable after the Effective Time, Buyer shall send to each holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Stock (the “Certificates”), a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates representing shares of Company Stock to the Exchange Agent).

(c)

Company Stockholders, upon surrender to the Exchange Agent of a Certificate or Certificates representing such shares of Company Stock, together with a properly completed letter of transmittal covering such shares of Company Stock, will be entitled to receive the Merger Consideration payable in respect of such shares of Company Stock on the terms provided for in this Agreement. Until so surrendered, each Certificate representing shares of Company Stock that have been converted into the right to receive the Merger Consideration shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration.

(d)

If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of Company Stock represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and accompanied by all documents required to evidence and effect the transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Company Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)

After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates representing shares of Company Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance wit h the procedures set forth, in this Article 2.

(f)

Buyer and Company acknowledge that any and all Earnout Payments, Milestone Payments, and payments relating to indemnification obligations of Parent, Buyer or Merger Sub shall be delivered to the Stockholder Representative as agent and on behalf of the Company Holders, and the Stockholder Representative shall distribute such payments to the Company Holders pursuant to the terms of the Stockholder Representation Agreement.

(g)

Any portion of the Merger Consideration that remains unclaimed by any Company Holder (i) 12 months after the Effective Time with respect to the Initial Merger Consideration, (ii) 12 months after the date of any Earnout Payment or (iii) 12 months after the date of either the Wound Closure Milestone or the Orthopedic Milestone Payment, shall be returned to Buyer, upon demand, and any holder who has not exchanged such holder’s shares of Company Stock for the Merger Consideration in accordance with this Section 2.9 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of such holder’s shares of Company Stock. Notwithstanding the foregoing, neither Buyer, the Company nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock three years after the Effective Time (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the remaining Company Shareholders, free and clear of any claims or interest of any Person previously entitled thereto and Buyer shall deliver such unclaimed consideration to the Stockholder Representative for distribution to the remaining Company Holders consistent with their Earnout Pro-Rata Portion (after recalculating such Earnout Pro-Rata Portion without giving effect to ownership by the holders of the unclaimed portions of the Merger Consolidation).

(h)

Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.9(a) to pay for shares of Company Stock for which appraisal rights have been perfected shall be returned to Buyer upon demand.

2.10

Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Stock shall have been lost, stolen or destroyed, Buyer shall pay the portion of the Merger Consideration applicable to such shares or options in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Buyer may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to execute and deliver to Buyer (i) an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) an indemnity agreement in customary form and substance.

2.11

Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation and Buyer are fully authorized to take all lawful and reasonable action in furtherance thereof.

2.12

Tax Withholding. Buyer shall be entitled to deduct and withhold, from the Merger Consideration otherwise payable to the Company Holders, such amounts as may be required to be deducted and withheld under the Code and any other applicable Tax Laws. To the extent amounts are so withheld and paid to any appropriate Taxing authority, Buyer shall be treated as though it had paid, from the Merger Consideration from which withholding was required, an appropriate amount otherwise payable directly to such Company Holders.

2.13

Permitted Distribution. The Company shall be entitled, in its sole discretion, to make a one-time cash distribution immediately prior to the Closing to the Stockholder Representative (for distribution to each Company Holder in accordance with their Earnout Pro-Rata Portion) in an aggregate amount of the Net Working Capital of the Company less the Escrow Amount (the “Permitted Distribution”).

2.14

Stockholder Representative. By voting in favor of the Merger or participating in the Merger and accepting the benefits thereof and by the Company Holders accepting the receipt of any Permitted Distribution and/or Initial Merger Consideration, each Company Holder shall be deemed to have approved the designation of and designates the Stockholder Representative as the representative of the Company Holders and as the attorney-infact and agent for and on behalf of each Company Holder with respect to claims for indemnification under the Merger Agreement, with respect to the right to receive Merger Consideration, and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholder Representative under this Agreement and the Stockholder Representative Agreement attached hereto as Exhibit

B.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement of Buyer and Merger Sub to enter into this Agreement, the Company hereby makes the following representations and warranties to Buyer and Merger Sub which representations and warranties are, as of the date hereof, true and correct, except as otherwise set forth in written disclosure schedules of the Company (the “Company Disclosure Schedule”) delivered by the Company to Buyer and Merger Sub on the date hereof. The Company Disclosure Schedule is numbered to correspond to the various sections of this Article 3 setting forth certain exceptions to the representations and warranties contained in this Article 3 and certain other information called for by this Agreement.

3.1

Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to conduct the Business as it is presently being conducted and to own or lease, as applicable, the Assets owned or leased by it.  The Company is duly qualified to do business as a foreign corporation in the State of North Carolina and in each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect. Each jurisdiction in which the Company is qualified to do business as a foreign corporation is set forth in Section 3.1 of the Company Disclosure Schedule.

3.2

Capitalization of the Company.

(a)

Authorized Capitalization. As of the date of this Agreement, the authorized capitalization of the Company consists of (i) 12,000,000 shares of Company Common Stock, of which 3,150,194 shares are issued and outstanding, and (ii) 6,658,500 shares of Company Preferred Stock, of which 5,153,515 shares are issued and outstanding. Of the 5,153,515 shares of Company Preferred Stock issued and outstanding as of the date of this Agreement, 1,500,000 shares have been designated as Series A Preferred Stock, 1,427,482 of which are issued and outstanding, 3,000,000 shares have designated as Series B Preferred Stock, 1,832,649 of which are issued and outstanding, 1,324,500 shares have designated as Series C Preferred Stock, 1,287,145 of which are issued and outstanding, and 628,000 shares have designated as Series D Preferred Stock, 606,239 of which are issued and outstanding.  The Company has no other capital stock authorized or, as of the date of this Agreement, issued and outstanding. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, no Company Stock has been issued which is subject to a right of repurchase on the part of the Company. The Merger Consideration Spreadsheet, which sets forth the name and address of each Company Stockholder, the number of shares of Company Stock held by each such holder, and the amount of Merger Consideration to be received by each Company Stockholder is true and correct in all respects.

(b)

Company Options and Company Warrants. As of the date of this Agreement, (i) 1,025,396 shares of Company Common Stock are reserved for issuance pursuant to the Company Stock Plan, of which 694,114 shares are subject to outstanding Company Options, (ii) 70,000 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Common Warrants, (iii) 42,855 shares of Series B Preferred Stock are reserved for issuance upon exercise of outstanding Series B Warrants, (iv) 33,689 shares of Series C Preferred Stock are reserved for issuance upon exercise of outstanding Series C Warrants, and (v) 4,807 shares of Series D Preferred Stock are reserved for issuance upon exercise of outstanding Series D Warrants. Section 3.2(b) of the Company Disclosure Schedule sets forth the name of each holder of Company Options, Common Warrants and Preferred Warrants as of the date of this Agreement, as well as the number of Company Options, Common Warrants or Preferred Warrants held by each such holder, the number of shares of Company Stock for which each such Company Option, Common Warrant or Preferred Warrant is exercisable or convertible into (both vested and unvested in the case of Company Options), and the price per share of Company Stock for which each such Company Option, Common Warrant or Preferred Warrant is exercisable or convertible into (without taking into account whether or not such Company Option, Common Warrant or Preferred Warrant is in fact exercisable or convertible on the date hereof). The Company has previously made available to Buyer true and correct copies of all outstanding Common Warrants, Preferred Warrants and all option agreements governing outstanding Company Options.

(c)

No Other Options, Warrants or Other Securities. Except for the Company Options, Common Warrants and Preferred Warrants referred to above, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of the Company.

(d)

Valid Issuances. All outstanding shares of Company Stock are, and any shares of Company Stock issued upon exercise of any Company Option, Common Warrant or Preferred Warrant will be, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights created by statute, the Company’s Certificate of Incorporation, Bylaws or any Contract. The Company Options, Common Warrants and Preferred Warrants have been, and the shares of Company Stock outstanding on the date hereof have been, issued in compliance with all currently applicable federal and state Laws.

3.3

Stockholders’ Agreements, etc. The Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no Contract, arrangement or understanding between or among any Persons, which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Stock, including without limitation any voting trust agreement or proxy.

3.4

Authorization. The Company has the corporate power and authority to (i) execute and deliver this Agreement and (ii) assuming the Company Stockholder Approval, consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the vote of the Company’s board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the Company Stockholder Approval and those actions listed in Section 6.1 of this Agreement). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Buyer and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.5

Officers and Directors. Section 3.5 of the Company Disclosure Schedule contains a true, correct and complete list of all the officers and directors of the Company as of the date of this Agreement.

3.6

Bank Accounts. Section 3.6 of the Company Disclosure Schedule contains a true, correct and complete list of all of the Company’s bank accounts (including bank addresses, telephone numbers, account numbers and account balances), safe deposit boxes and persons authorized to draw thereon or have access thereto as of the date of this Agreement.

3.7

Subsidiaries. The Company has not had and currently does not have any Subsidiaries.

3.8

Property and Equipment.

(a)

Real Property. The Company does not own any real property. Section 3.8(a) of the Company Disclosure Schedule sets forth a true and complete list of all plants, offices, manufacturing facilities, stores, warehouses, administratio n buildings and all real property and related facilities leased by the Company as of the date of this Agreement (the “Facilities”). True and correct copies of all Leases pursuant to which the Facilities are leased, occupied or used by the Company (as lessee) have been made available to Buyer.  The Company has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all leased property described in such Leases (the “Leased Property”), free and clear of any and all Encumbrances, other than any Permitted Encumbrances.  With respect to each Leased Property, there are no pending or, to the knowledge of the Company, threatened condemnation or administrative proceedings relating to, or any pending or threatened Actions relating to, the Company’s leasehold interests in such Leased Property or any portion thereof.

(b)

Leases. With respect to each Lease listed on Section 3.8(a) of the Company Disclosure Schedule (i) there has been no material breach or material default under any such Lease by the Company or, to the knowledge of the Company, as of the date of this Agreement by any other party, (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause a material default under any such Lease, (iii) such Lease is a valid and binding obligation of the lessor, is in full force and effect with respect to and is enforceable against the lessor in accordance with its terms, and to the knowledge of the Company, will continue to be legal, binding, enforceable, valid, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby except as such enforceability may be limited by bankruptcy and other similar laws and general principles of equity, (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease, and (v) to the knowledge of the Company, all Facilities leased or subleased thereunder have received all material approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in substantial compliance with applicable laws, rules, and regulations.

(c)

Personal Property. The Company’s personal property Assets (taken as a whole) (i) are free from material defects (patent and, to the knowledge of the Company, latent), (ii) have been maintained in accordance with normal industry practice and (iii) are in such operating condition and repair as is appropriate for the conduct of the Business as presently conducted, subject to normal wear and tear.

(d)

Owned Personal Property. The Company has good and marketable title to all such tangible personal property material to the Company in the operation of the Business, free and clear of any and all Encumbrances other than Permitted Encumbrances.

(e)

Leased Personal Property. Other than personal property owned by the Company, the Company has good and valid leasehold title to all of the tangible personal property Assets material to the Company in the operation of the Business, free and clear of any and all Encumbrances other than Permitted Encumbrances which would not permit the termination of the lease therefor by the lessor. Schedule 3.8(e) of the Company Disclosure Schedule sets forth all Leases for personal property.

3.9

Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business of the Company. The reserves, if any, for uncollectible accounts receivable shown on the Balance Sheet and on the accounting records of the Company as of the Closing Date have been or will be calculated consistent with the past practice of the Company and, based on the past practice of the Company, are or will be adequate.

3.10

Environmental Matters.

(a)

To the knowledge of the Company, (i) no notice, notification, demand, request for information, citation, summons or order has been received, (ii) no complaint has been filed, (iii) no penalty has been assessed, and (iv) no investigation, action, claim, suit, proceeding or review is pending or is threatened by any Governmental or Regulatory Authority or other Person relating to or arising out of any Environmental Law; and

(b)

To the knowledge of the Company, (i) there are no Liabilities of or relating to the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and (ii) there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such material Liability.

(c)

To the knowledge of the Company, there have been no environmental investigations, studies, audits, tests, reviews or other environmental analyses have been conducted in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company.

3.11

Contracts.

(a)

Section 3.11(a) of the Company Disclosure sets forth a complete and accurate list as of the date of this Agreement of all of the Contracts in the following categories to which the Company is a party (each a “Scheduled Contract” and collectively, the “Scheduled Contracts”):

(i)

license agreements or royalty agreements, whether the Company is the licensor or licensee thereunder;

(ii)

non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder);

(iii)

Contracts or commitments (including groups of related Contracts or commitments) involving future expenditures or Liabilities, actual or potential, in excess of $25,000 after the date hereof;

(iv)

employment contracts, consulting contracts, severance agreements, “stay-bonus” agreements and similar arrangements, including Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of the Company or (B) that will result in the payment by, or the creation of any Liability of the Company or Buyer to pay any severance, termination, “golden parachute”, or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(v)

indemnification agreements;

(vi)

promissory notes, loans, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments or agreements relating to an obligation to repay borrowed mone y, whether the Company shall be the borrower, lender or guarantor thereunder (excluding credit provided by the Company in the ordinary course of business to purchasers of its products and obligations to pay vendors in the ordinary course of business and consistent with past practice);

(vii)

Contracts containing covenants limiting the freedom of the Company or any officer, director, Employee or Affiliate of the Company to engage in any line of business or compete with any Person that relates directly or indirectly to the Business;

(viii)

any Contract with the federal, state or local government or any agency or department thereof;

(ix)

any Contract with a Related Party;

(x)

Leases of real or personal property (including groups of related Leases) involving annual payments of more than $25,000;

(xi) Contracts or commitments (including groups of related Contracts or commitments) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than six months from the date of this Agreement, result in a loss to the Company, or involve consideration in excess of $25,000;

(xii)

Contracts or commitments concerning a partnership or joint venture;

(xiii)

any Contract not made in the ordinary course of business; and

(xiv)

any other Contract under which the consequences of a default by any party or termination would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Complete and accurate copies of all of the Scheduled Contracts, including all amendments and supplements thereto, have been provided to Buyer. Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, the Company is not a party to any oral Contract.

(b)

Employment Contracts. The Company is not a party to, and is not obligated under, any offer letter, consulting agreement or employment agreement to which it is a party.

(c)

Bonus Payments. The Company has not agreed to any, or become obligated to pay any, Bonus Payments.

(d)

Absence of Defaults. All of the Scheduled Contracts to which the Company is a party are valid, binding and enforceable in accordance with their terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).  As of the date of this Agreement, there is no material existing (or threatened in writing) default or dispute with respect to any Scheduled Contract. The Company has fulfilled, or is in a position to take all action necessary to enable it to fulfill when due, all of its material obligations under each of such Scheduled Contracts.

3.12

No Conflict or Violation; Consents.

(a)

Assuming the Company Stockholder Approval and all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 3.12(b) have been obtained or made, none of the execution, delivery or performance of this Agreement by the Company, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (i) violate or conflict with any provision of the Company’s Certificate of Incorporation, Bylaws or charter documents, (ii) violate, conflict with, or result in a material breach of or constitute a material default (with or without notice or the passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice or consent under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of its Assets under, any Contract to which the Company is a party or by which the Company is bound or to which any of its Assets are subject, or (iii) violate any Law or Order applicable to the Company or (iv) impose any Encumbrance on any of the Assets of the Company (other than Permitted Encumbrances), except in the cases of (iv) above for any such conflicts, violations, defaults, or other occurrence that would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(b)

for obtaining the Company Stockholder Approval, and for filing the Certificate of Merger with the Secretary of State of the State of Delaware, no notices to, declaration, filing or registration with, approvals or Consents of, or assignments by, any Persons (including any federal, national, state or local governmental or administrative authorities) are necessary to be made or obtained by the Company in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

3.13

Financial Statements; Books and Records.

(a)

Financial Statements. The Company has previously made available the Financial Statements to Buyer. The Financial Statements are complete, are in accordance with the Company’s Books and Records and accurately and fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated thereby, in accordance with GAAP consistently applied throughout the periods covered except as indicated in the notes thereto.  The Financial Statements as of and for the 12-month periods ended December 31, 2004 and December 31, 2005 have been audited by an independent registered public accounting firm.

(b)

Books and Records. The Books and Records, in reasonable detail, accurately and fairly reflect in all material respects the activities of the Company and the Business and have been provided to Buyer or made available for its inspection.

(c)

All Accounts Recorded. The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the Books and Records.

(d)

Corporate Records. As of the date of this Agreement, the stock records and minute books of the Company that have been made available to Buyer fully reflect all minutes of meetings, resolutions and other material actions and proceedings of the Company’s stockholders and board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of the Company and contain true, correct and complete copies of its Certificate of Incorporation and Bylaws and all amendments thereto through the date hereof.

3.14

Absence of Certain Changes or Events. Since December 31, 2005 through the date of this Agreement, except as otherwise contemplated by this Agreement or set forth in the Company Disclosure Schedule, the Company has conducted the Business only in the ordinary course consistent with past practice and there has not been any:

(a)

event, circumstance or occurrence that constituted a Company Material Adverse Effect;

(b)

failure to operate the Business in the ordinary course so as to use all commercially reasonable efforts to preserve the Business intact and to preserve the continued services of the Employees and the goodwill of suppliers, customers and others having business relations with the Company;

(c)

resignation or termination of any officer, director or manager, or any increase in the rate of compensation payable or to become payable by the Company to any officer, director or representative of the Company (other than standard increases in connection with general, regularly-scheduled reviews consistent with past practice), including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person;

(d)

any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of properties or Assets to, or entering into of any Contract with, any Related Party except regular compensation to Employees;

(e)

sale, assignment, license, transfer or Encumbrance of any of the Assets of the Company, tangible or intangible, singly or in the aggregate, other than sales of products and services involving less than $25,000 in the ordinary course of business and consistent with past practice;

(f)

new Contracts (or series of related new Contracts), or extensions, modifications, terminations, accelerations or renewals thereof, except for Contracts involving less than $25,000 entered into, modified or terminated in the ordinary course of business and consistent with past practice;

(g)

actual or threatened in writing (i) termination of any material customer account or group of accounts or (ii) actual and material reduction in purchases or royalties payable by any such customer or occurrence of any event that is likely to result in any such termination or reduction;

(h)

disposition or lapsing of any Proprietary Rights of the Company, in whole or in part, or any disclosure of any trade secret, process or know how to any Person not either an Employee or an employee, agent, or consultant of Buyer or Parent or permitted under a Company Contract;

(i)

change in accounting methods or practices by the Company;

(j)

revaluation by the Company of any of its Assets, including writing off or establishing reserves with respect to inventory, notes or accounts receivable (other than for which adequate reserves have been previously established);

(k)

aterial damage, destruction or loss (whether or not covered by insurance) adversely affecting the Assets, the Business or the prospects of the Company in an amount in excess of $25,000;

(l)

declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any equity securities of the Company;

(m)

issuance or reservation for issuance by the Company of, or commitment of it to issue or reserve for issuance, any shares of capital stock or other equity securities or obligations or securities convertible into or exchangeable for shares of capital stock or other equity securities;

(n)

increase, decrease or reclassification of the capital stock of the Company;

(o)

amendment of the Company’s Certificate of Incorporation, Bylaws or charter documents;

(p)

capital expenditure or execution of any lease or any incurring of liability therefor by the Company in one or more related transactions, involving payments or obligations in excess of $25,000 in the aggregate;

(q)

failure to pay any monetary obligation of the Company when due;

(r)

cancellation of any indebtedness or waiver of any rights of substantial value to the Company, except in the ordinary course of business and consistent with past practice;

(s)

indebtedness incurred or guaranteed by the Company for borrowed money or any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company in the aggregate in excess of $25,000;

(t)

material Liability incurred by the Company except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

(u)

payment, discharge or satisfaction of any Liabilities of the Company other than the payment, discharge or satisfaction of Liabilities as reflected or reserved against in the Financial Statements or incurred in the ordinary course of business;

(v)

acquisition of any equity interest in any other Person by the Company; or

(w)

any agreement by the Company directly or indirectly to do any of the foregoing, other than as expressly contemplated by this Agreement.

3.15

Liabilities. The Company does not have any Liabilities (absolute, accrued, contingent or otherwise) except (i) Liabilities which are reflected and properly reserved against in the Financial Statements, (ii) Liabilities incurred after the Balance Sheet Date in the ordinary course of business and consistent with past practice, (iii) Liabilities arising under the Contracts to which the Company is a party (other than obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP), (iv) Liabilities which do not have, individually or in the aggregate, a Company Material Adverse Effect, and (v) Liabilities arising under this Agreement.

3.16

Litigation. There is no Action pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of the Assets of the Company or any of the officers and directors of the Company which (i) seeks to enjoin or obtain damages in respect of the transactions contemplated hereby, or (ii) seeks to prevent the Company from consummating the transactions contemplated hereby. There are presently no outstanding Orders against or affecting the Company, the Business or any of the Company’s Assets. Section 3.16 of the Company Disclosure Schedule contains a complete and accurate description of all Actions to which the Company has been a party since inception or which relate to any of the Assets of the Company or the Company’s officers or directors as such, or any such Actions which were settled prior to the institution of formal proceedings, other than Actions brought by the Company for collection of monies owed in the ordinary course of business.

3.17

Labor Matters.

(a)

General. The Company is not a party to any labor agreement with respect to its Employees with any labor organization, group or association.  No petition for certification as the exclusive bargaining representative for any of the Employees is pending before the National Labor Relations Board. To the Company’s knowledge, no union organizing activity has occurred with respect to the Employees since the Company’s inception.  There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other domestic or foreign Governmental or Regulatory Authority arising out of the Company’s activities, and the Company has no knowledge of any facts or information which would give rise thereto. There is no labor strike or labor disturbance pending or threatened against the Company, nor is any grievance currently being asserted against it; and the Company has not experienced a work stoppage or other labor difficulty. There are no material controversies pending or to the knowledge of the Company, threatened between the Company and the Employees, and the Company has no knowledge of any facts which could reasonably result in any such controversy.

(b)

Compliance. The Company is in material compliance with all currently applicable Laws respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes and is not engaged in any unfair labor practice. The Company has no knowledge of any claims for past due wages or any penalties for failure to comply with any of the foregoing.

(c)

Severance Obligations. Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, the Company has not entered into any severance, “stay-bonus” or similar arrangement in respect of any present or former Employee that will result in any obligation (absolute or contingent) of Buyer or the Company to make any payment to any present or former Employee following termination of employment or upon consummation of the transactions contemplated by this Agreement (whether or not employment is continued for any specified period after the Effective Time).  Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plans.

(d)

Highly Compensated Employees. Section 3.17(d) of the Company Disclosure Schedule sets forth the names of all present Employees (i) with total compensation exceeding $100,000 in 2005 and (ii) expected to receive total compensation exceeding $100,000 in 2006, including all bonuses and other cash compensation, each as paid or is payable by the Company. Notwithstanding any provision of this Agreement or any Section of the Company Disclosure Schedule to the contrary, the Company represents that from and after the Effective Time no benefit or other compensation is payable to any Person identified on Section 3.17(d) of the Company Disclosure Schedule upon the voluntary resignation of such Person from employment with Buyer or the Company as a result of the Merger.

3.18

Employee Benefit Plans.

(a)

Section 3.18(a) of the Disclosure Schedule lists all written (and describes all non-written) employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which are currently sponsored and have been sponsored after January 1, 2000, maintained, contributed to or entered into for the benefit of, or relating to, any present or former Employee or director of the Company, or any trade or business (whether or not incorporated) which is an ERISA Affiliate, whether or not such plan is terminated (collectively, the “Employee Plans”).

(b)

With respect to each Employee Plan, the Company has made available to Buyer a true and complete copy of, to the extent applicable, (i) such Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the IRS, (iii) each trust agreement related to such Employee Plan, if applicable, (iv) the most recent summary plan description for each Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material pla n documentation related thereto, and (v) the most recent IRS determination letter or IRS prototype plan opinion letter issued with respect to any qualified employee pension benefit plan.

(c)

No Employee Plan is a “defined benefit plan” (within the meaning of Section 3(35) of ERISA), and neither the Company nor any ERISA Affiliate has ever maintained, contributed to or partially or fully withdrawn from any such plan. No Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code, or a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(d)

Except as set forth in Section 3.18(d) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any Employee or former Employee that, individually or collectively, requires the payment by the Company of any amount (i) that is not deductible by reason of Section 162(a)(1), 162(m) or 404 of the Code or (ii) that is an “excess parachute payment” pursuant to Section 280G of the Code.

(e)

Neither the Company nor any ERISA Affiliate has announced to their employees, former employees, consultants or directors an intention to create, or has otherwise created, a legally binding commitment to adopt, change or terminate any Employee Plan which is intended to cover Employees or former Employees and is not otherwise listed under Section 3.18(a) of the Disclosure Schedule

(f)

Except as set forth in Section 3.18(f) of the Company Disclosure Schedule, no Company Employee Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such plan listed in Section 3.18(f) of the Company Disclosure Schedule, a “Deferred Compensation Plan”). Each Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1). The Company has not, (i) granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

3.19

Compliance with Laws.

(a)

The Company has conducted the Business in substantial compliance with all applicable known Laws and Orders. The Company has not received any notice to the effect that, or has otherwise been advised that, the Company is not in compliance with any such Laws or Orders.

(b)

Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i)

the Company is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental or Regulatory Authority, including, without limitation, the FDA, the United States Drug Enforcement Agency (“DEA”) and similar authorities in the U.S. and non-U.S. jurisdictions necessary for the Company to carry on its Business as it is now being conducted (the “Company Permits”), and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have the Company Material Adverse Effect. Except for conflicts, defaults or violations which, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company is not in conflict with, or in default of, (i) any Law applicable to the Company or by which any property, asset or product of the Company is bound or affected, including, without limitation, the Federal Food, Drug and Cosmetic Act (the “FDCA”), the Comprehensive Drug Abuse Prevention and Control Act of 1970 (the “CDAPCA”), the Controlled Substances Act (the “CSA”) and any other similar act or Law or (ii) any Company Permits;

(ii)

all of the clinical studies which have been, or are being conducted by or for the Company, are being conducted in compliance with generally accepted good clinical practices and all applicable requirements;

(iii)

to the knowledge of the Company, none of its officers, employees or agents (during the term of such person’s employment by the Company or while acting as an agent of the Company) has (A) made any untrue statement of a material fact or fraudulent statement to the FDA or any Governmental or Regulatory Authority; (B) failed to disclose a material fact required to be disclosed to the FDA or similar Governmental or Regulatory Authority or (C) committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar Governmental or Regulatory Authority to invoke its Application Integrity Policy or similar governmental policy or regulation, rule, regulation or Law;

(iv)

to the knowledge of the Company, the Company has not received any written notice that the FDA or any similar Governmental or Regulatory Authority (including, without limitation, non-U.S. regulatory agencies) has commenced, or overtly threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of the Company; and

(v)

to the knowledge of the Company, as to each article of drug, device or cosmetic manufactured and/or distributed by the Company, such article is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or Law of any jurisdiction (including, without limitation, non-U.S. jurisdictions); and to the knowledge of the Company, none of the Company’s officers, employees or agents (during the term of such person’s employment by the Company or while acting as an agent of the Company), subsidiaries or Affiliates has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any applicable Law.

(c)

As to each product subject to the jurisdiction of the FDA under the FDCA which is developed, manufactured, tested, distributed, held and/or marketed directly by the Company, such product is being developed, manufactured, held and distributed in substantial compliance with all applicable requirements under the FDCA, if applicable, including, but not limited to, such requirements relating to investigational use, pre-market clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for such non-compliance which, individually or in the aggregate, would not have a Company Material Adverse Effect.

(d)

To the knowledge of the Company, the Company has made available for Buyer’s review any and all documents in its possession material to assessing the Company’s compliance with the FDCA or the CDAPCA and implementing regulations, including, but not limited to, copies in its possession of (i) all FDA Form 483s issued during the last three years; (ii) all audit reports performed during the last three years, whether performed by the Company or an outside consultant; (iii) any material document (prepared by the Company) concerning any material oral or written communication received from the FDA, the DEA or the United States Department of Justice during the last three years; (iv) any administrative or judicial order, ruling or agreement issued or entered into during the last three years in which the Company or its respective predecessor companies were a named party or (v) any recall notice or order relating to any product of the Company.

(f)

Section 3.19(f) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) products made by the Company in collaboration with the FDA or similar U.S. or non-U.S. governmental agency; (ii) each clinical trial protocol submitted by the Company to the FDA or similar U.S. or non-U.S. governmental agency; (iii) each new Pre-Market Approval or 510(k) Notification and any amendments or supplements thereto filed by the Company pursuant to the FDCA, or any non-US. equivalents; (iv) each product license application filed by the Company pursuant to the Public Health Service Act, as amended, or any non-U.S. equivalents and (v) each establishment license application filed with respect to any product of the Company under the Public Health Service Act, as amended, or any non-U.S. equivalents.

3.20

Intellectual Property.

(a)

Section 3.20(a) of the Company Disclosure Schedule contains a true, correct and complete list of all the following types of Company Proprietary Rights owned by or licensed to the Company, including: (i) for each issued patent and pending patent application (including petty patents and utility models and applications therefor, as applicable), the number, issue date, title and priority information for each country in which such patent has been issued, or the application number, date of filing, title and priority information for each country in which a patent application is pending; (ii) for each registered trademark, tradename or service mark, the application serial number or registration number thereof, if applicable, the international classification of goods or the description of the goods or services covered thereby, the countries in which such tradename or trademark is registered, and the expiration date for each country in which such trademark or tradename has been registered and (iii) for each registered copyright, the number and date of registration thereof for each country in which a copyright has been registered. Section 3.20(a) of the Company Disclosure Schedule also lists any proceedings or actions of which the Company is aware that are pending as of the date hereof before any court or tribunal (including the USPTO or equivalent authority anywhere in the world) related to any of the Company Proprietary Rights.

(b)

Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, each item of Company Proprietary Rights listed in Section 3.20(a) of the Company Disclosure Schedule and to the knowledge of the Company, any other item that constitutes a Company Proprietary Right that is not listed in Section 3.20(b) of the Company Disclosure Schedule, is owned exclusively by the Company (excluding Company Proprietary Rights licensed to the Company under any license) and is free and clear of any Encumbrances. In furtherance of and without limiting the foregoing, the Company (i) owns or is licensed to use exclusively all trademarks, service marks and trade names used by the Company in connection with the operation or conduct of the Business, including the sale of any products or technology or the provision of any services by the Company and (ii) owns exclusively, or is licensed to use, all copyrighted works that are used by the Company in connection with the operation or conduct of the Business as currently conducted and as proposed to be conducted.

(c)

Except as set forth in Section 3.20(c) of the Company Disclosure Schedule, the Company has not received any written notice of (i) any alleged invalidity with respect to any of the Company Proprietary Rights or (ii) any alleged infringement of any rights of others due to any activity by the Company in connection with the operation or conduct of the Business as currently conducted and as currently proposed to be conducted. The Company has all requisite right, title and interest in or, to the knowledge of the Company, valid and enforceable rights under, Contracts (including licenses) to use all Company Proprietary Rights currently being used by the Company or necessary to the conduct of the Business as presently conducted, and to the knowledge of the Company, the use by the Company of each of the Company Proprietary Rights does not infringe upon the valid Proprietary rights of any third party.

(d)

To the extent that any Company Proprietary Rights have been developed or created by any Person other than the Company, the Company has a written agreement with such Person with respect thereto and, to the knowledge of the Company, the Company has either (i) obtained ownership of, and is the exclusive owner of, all such Company Proprietary Rights by operation of law or by valid assignment of any such rights or (ii) has obtained a license under or to such Company Proprietary Rights. Section 3.20(d) of the Company Disclosure Schedule lists all such agreements.

(e)

Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, the Company has not transferred ownership of or granted any license of or other right to use or authorized the retention of any rights to use, any Proprietary Rights that are or were Company Proprietary Rights, to any other Person.

(f)

The Company Proprietary Rights constitute all of the Proprietary Rights currently used by the Company in the conduct of the Business as it is currently conducted or as reasonably contemplated to be conducted. Except as set forth in Section 3.20(f) of the Company Disclosure Schedule, each of the Company Proprietary Rights owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing. Except as set forth in Section 3.20(f) of the Company Disclosure Schedule, the Company has taken all necessary and desirable action to maintain and protect each item of the Company Proprietary Rights that it owns or uses. In furtherance of and without limiting the foregoing, no consents from third parties are required for the Company to continue exercising any Company Proprietary Rights subsequent to the Closing.

(g)

Section 3.20(g) of the Company Disclosure Schedule lists all Contracts to which the Company is a party with respect to any inbound or outbound licenses or other grant of rights in connection with Proprietary Rights. No Person other than the Company has ownership rights to improvements made by the Company in Proprietary Rights which have been licensed to the Company.

(h)

Section 3.20(h) of the Company Disclosure Schedule lists all Contracts, licenses and other agreements between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Proprietary Rights of any Person other than the Company.

(i)

The operation of the Business as currently conducted or, to the knowledge of the Company, as presently proposed to be conducted, including the Company’s design, development, use of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate the Proprietary Rights of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or an unfair trade practice under any applicable Law.  The Company has not received notice from, and there is no reasonable basis for any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the valid and enforceable Proprietary Rights of any Person or constitutes unfair competition or trade practices under any applicable Law. These representations are in addition to those of Section 3.16 of this Agreement or any other provision hereof.

(j)

Each item of Company Proprietary Rights is valid and subsisting, and all required registration, maintenance, renewal fees, annuity fees and taxes due through the date of this Agreement in connection with such Company Proprietary Rights have been paid and all necessary documents and certificates in connection with such Company Proprietary Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Proprietary Rights. In each case in which the Company has acquired ownership of Proprietary Rights from any Person, the Company has obtained an assignment from such Person to transfer all rights in such Proprietary Rights to the Company, and, to the extent of any such assignments of Proprietary Rights in patents, patent applications, registered trademarks or registrations therefor, the Company has properly submitted each such assignment for recordation with the USPTO.

(k)

Except as set forth in Section 3.20(k) of the Company Disclosure Schedule, there are no Contracts between the Company and any other Person with respect to Company Proprietary Rights under which there is any claim (or facts that may reasonably lead to a claim) known to the Company regarding the scope of such Contract or license, or performance under such Contract, including with respect to any payments to be made or received by the Company thereunder.

(l)

Except as set forth in Section 3.20(l) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date of this Agreement and as of the Closing Date, no Person is infringing or misappropriating any Company Proprietary Rights.

(m)

The Company has taken commercially reasonable steps to protect its rights in confidential information and Trade Secrets of the Company or confidential information or Trade Secrets provided by any other Person to the Company subject to a duty of confidentiality.  All current and former Employees, consultants and independent contractors of the Company have executed proprietary information, confidentiality or similar agreements, as applicable, forms of which have been provided to Buyer or made available to Buyer for review.

(n)

Except as set forth in Schedule 3.20(a) of the Company Disclosure Schedule, no Company Proprietary Right, or product, technology or service of the Company, used by the Company in connection with the operation or conduct of the Business as currently conducted or as proposed to be conducted is subject to any Order or Action (except for patent and/or trademark/service mark application and prosecution before the USPTO and copyright registration prosecution before the U.S. Copyright Office) that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Proprietary Rights by the Company or that may affect the validity, use or enforceability of such Company Proprietary Rights.

(o)

Except as set forth in Section 3.20(o) of the Company Disclosure Schedule, neither this Agreement nor any transactions contemplated by this Agreement will require Buyer to grant any rights or licenses with respect to the Proprietary Rights of Buyer to any Person pursuant to any Contract to which the Company is a party or by which any of the Company Proprietary Rights are bound.

(p)

The Company has taken all reasonably necessary and appropriate steps to protect and preserve ownership of Company Proprietary Rights.

3.21

Tax Matters.

(a)

For purposes of this Section 3.21 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

(i)

The term “Tax” or “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person or as a result of being a successor in interest or transferee of another person.

(ii)

The term “Return” or “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

(b)

All Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and such Returns are true, complete and correct.  All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of the Company under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable. The Company has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns other than as members of a group of which the Company is the ultimate parent for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

(c)

No deficiencies for Taxes of the Company have been claimed, proposed or assessed in writing by any taxing or other governmental authority which has not been resolved and, if applicable, paid. There are, to the knowledge of the Company, no pending or threatened audits, assessments or other Actions for or relating to any Liability in respect of Taxes of the Company. The amount of the Company’s liabilities for unpaid Taxes for all periods through the date of the Balance Sheet do not, in the aggregate, exceed the amount of the liability accruals for Taxes reflected on the Company Balance Sheet, and the Company Balance Sheet properly accrues in accordance with GAAP all liabilities for Taxes of the Company payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date.  No liability for Taxes of the Company has been incurred and no amount of taxable income has been realized (or prior to and including the Effective Time will be incurred or realized) after the date of the Balance Sheet other than in the ordinary course of business.

(d)

The Company has not granted any Person a power of attorney with respect to Taxes. Buyer has been furnished by the Company true and complete copies of (i) all income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including the Company for all periods ending on and after December 31, 2002.

(e)

To the knowledge of the Company, no audit of the Returns of or including the Company by a government or taxing authority is in process, threatened or, to the Company’s knowledge, pending (either in writing or orally, formally or informally).  No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of the Company, and the Company has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. The Company is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or to the Company’s knowledge threatened (either in writing or orally, formally or informally) against the Company or any of its respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company.  The Company has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

(f)

The Company has not: (i) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iii) made and will not make a consent dividend election under Section 565 of the Code; (iv) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code or (v) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provisions.

(g)

The Company is not (nor has it ever been) party to any tax sharing agreement. Since inception, the Company has not been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code. The Company (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes; (ii) does not own a single member limited liability company which is treated as a disregarded entity; (iii) is not a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” as defined in Section 1297 of the Code (or any similar provision of state, local or foreign Law) and (iv) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law).

(h)

The Company has withheld and paid over all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder or other third party.

(i)

The Company is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Company is not a “consenting corporation” under Section 341(f) of the Code. Except as set forth in Section 3.21(g) of the Company Disclosure Schedule, the Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company pursuant to Section 280G or 162(m) of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. The Company has not agreed to, nor is it required to make, other than by reason of the Merger, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and the Company will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date. The Company is not, nor has it been, a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.  The Company does not have and has not ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(j)

No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the regulations thereunder. No compensation payable to any Employee is non-deductible under Section 162(m) of the Code.

(k)

The Company Disclosure Schedule contains accurate and complete information regarding the Company’s net operating losses for federal and state tax purposes. As of the date of this Agreement, the Company has no net operating losses and credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code or comparable provisions of applicable state law.

3.22

Insurance. The Company has provided Buyer with copies of all insurance policies to which the Company is a party or is a beneficiary or named insured, and all such insurance policies are in full force and effect. Section 3.22 of the Company Disclosure Schedule sets forth a summary of each insurance policy or binders of insurance (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage. Except as set forth in Section 3.22 of the Company Disclosure Schedule, there have been no claims in excess of $100,000 asserted under any of the insurance policies of the Company in respect of all general liability, professional liability, property liability and worker’s compensation and medical claims since the Company’s incorporation.

3.23

Product Warranty. No product manufactured or delivered directly by the Company for research purposes is subject to any express or implied warranty, guaranty or indemnity and the Company has no Liability (and to the knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof.

3.24

Brokers’ and Finders’ Fees. Except as set forth in Section 3.24 of the Company Disclosure Schedule, the Company has not entered into and will not enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Buyer or the Company to pay any finder’s fee, brokerage commission, or similar payment in connection with the transactions contemplated hereby.

3.25

No Other Agreements to Sell the Company or the Assets. The Company has no legal obligation, absolute or contingent, to any other Person to sell all or substantially all of the Assets of the Company (other than inventory in the ordinary course of business) all or substantially all of or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto, except pursuant to the Company Options and Company Warrants and this Agreement.

3.26

Board Recommendation. The Company’s Board of Directors has, pursuant to a unanimous written consent dated May 24, 2006 (i) approved, adopted and declared advisable this Agreement and the transactions and agreements contemplated hereby; (ii) determined that this Agreement is in the best interests of the Company and the Company Stockholders and (iii) resolved to recommend approval of the adoption of this Agreement and the transactions and agreements contemplated hereby to the Company Stockholders.

3.27

Material Misstatements or Omissions. None of the representations or warranties by the Company in this Agreement (including all schedules, certificates and exhibits hereto) contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary to make the statements or facts contained therein not misleading.

3.28

Hart-Scott Rodino. The Company’s ultimate parent entity, as the term “ultimate parent entity” is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) regulations at 16 C.F.R. Section 801.1, does not satisfy, and will not satisfy at the time of the Closing of the Merger, the $10 million (as adjusted) portion of the HSR Act size-ofperson threshold test.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF

BUYER, PARENT AND MERGER SUB

As an inducement of the Company to enter into this Agreement, Buyer, Parent and Merger Sub hereby make the following representations and warranties to the Company which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct.

4.1

Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Parent is a corporation duly organized, validly existing and in good standing under the laws of the province of British Columbia. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is owned of record and beneficially by Buyer. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have prior to the Effective Time incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person. Merger Sub has no Subsidiaries.

4.2

Authorization. Each of Parent, Buyer and Merger Sub has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder and has taken all corporate action necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent, Buyer and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties to this Agreement, this Agreement is a valid and binding obligation of each of Parent, Buyer and Merger Sub, enforceable against each of Parent, Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.3

No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by Parent, Buyer and Merger Sub with all of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter documents of Parent, Buyer or Merger Sub, (ii) except as would not reasonably be expected to have a Parent Material Adverse Effect, violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Buyer or Merger Sub, or by which any of their properties or assets may be bound, or (iii) except as would not reasonably be expected to have a Parent Material Adverse Effect, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent, Buyer or Merger Sub is a party or by which any of them or any of their properties or assets may be bound.

4.4

Merger Consideration. Parent and Buyer will have available sufficient cash, cash equivalents, and shares of Parent Common Stock to enable each of Parent, Buyer and Merger Sub to perform their respective obligations under this Agreement including, without limitation, payment of the Merger Consideration pursuant to Section 2.7 of this Agreement, which includes, but is not limited to, payment of cash consideration due at Closing, the Earnout Payments, and the Milestone Payments.

4.5

Brokers’ and Finders’ Fees. Parent, Buyer, and Merger Sub have not entered into and will not enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Parent, Buyer or Merger Sub to pay any finder’s fee, brokerage commission, or similar payment in connection with the transactions contemplated hereby.

4.6

Approvals. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the board of directors of each of Parent, Buyer, and Merger Sub and no other corporate proceedings on the part of either Parent, Buyer, or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. No approval of the stockholders of Parent is required under applicable law, Parent’s certificate of incorporation and bylaws, the rules of Nasdaq and the Toronto Stock Exchange and any other applicable legal requirement in connection with the execution and delivery of this Agreement by Parent, Buyer, and Merger Sub, the performance of their respective obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby.

4.7

Parent’s Stock. Shares of Parent’s stock to be issued as part of the Merger Consideration have been duly authorized and, when so issued, will be fully paid and nonassessable, and will not be subject to preemptive rights.

4.8

SEC Filings; Financial Statements.

(a)

Parent and Buyer have on a timely basis filed all forms, reports, and documents required to be filed by each of them with the SEC since December 31, 2000 (collectively, the “Angiotech SEC Reports”). The Angiotech SEC Reports (i) at the time filed with the SEC, complied in all material respects with all applicable legal requirements, and (ii) did not at the time filed with the SEC (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Angiotech SEC Reports or necessary in order to make the statements in such Angiotech SEC Reports, in light of the circumstances under which they were made, not misleading. None of Buyer’s subsidiaries is required to file any forms, reports, or other documents with the SEC. Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Buyer and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Buyer’s filings with the SEC and other public disclosure documents.

(b)

Each of Parent’s or Buyer’s financial statements (including, in each case, any related notes) contained in the Angiotech SEC Reports, including any Angiotech SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP (or Canadian GAAP, as the case may be) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by the rules and regulations governing Quarterly Reports on Form 6-K), and fairly presented or will fairly present the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to norma l and recurring year-end adjustments that were not or are not expected to be material in amount or effect (except as may be indicated in such financial statements or notes thereto).

4.9

Absence of Changes. Except as contemplated by this Agreement, since March 31, 2006, neither Parent nor Buyer has incurred, suffered, or made any of the following: (a) any change that is materially adverse to the business, operations, assets, properties, liabilities, financial condition or results of operations of Parent or Buyer; (b) a declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s, Buyer’s, or their Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Parent or Buyer of any shares of Parent’s or Buyer’s capital stock or other securities of Parent or Buyer or any options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (c) a material change by Parent or Buyer in accounting methods, principles or practices, except as required by concurrent changes in GAAP or Canadian GAAP, as the case may be; (d) a material revaluation by Parent or Buyer of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business; or (e) any amendment to Parent or Buyer’s certificate of incorporation or bylaws, or execution of any agreement with respect to, or consummation of, any merger, consolidation, share exchange, business combination or recapitalization.

4.10

Litigation. Except as disclosed in Parent’s SEC Reports, there is no Action pending or threatened, or, to the knowledge of Buyer, anticipated against, relating to or affecting Parent, Buyer, or Merger Sub or any of the Assets of Parent, Buyer, or Merger Sub or any of the officers and directors of Parent, Buyer, or Merger Sub which (i) seeks to enjoin or obtain damages in respect of the transactions contemplated hereby, or (ii) seeks to prevent Parent, Buyer, or Merger Sub from consummating the transactions contemplated hereby. Except as disclosed in Parent’s SEC Reports, there are presently no outstanding Orders against or affecting Parent, Buyer, Merger Sub or their respective business or Assets except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.11

Compliance with Laws.

(a)

Parent and Buyer have conducted their respective businesses in substantial compliance with all applicable Laws and Orders except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Buyer has received any notice to the effect that, or has otherwise been advised that, Parent or Buyer is not in compliance with any such Laws or Orders except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)

There are no pending or, to the knowledge of Buyer, threatened actions against any director or officer of Parent or Buyer pursuant to Section 8A or 20(b) of the Securities Act, 15 U.S.C. §§ 77h-1 or 77t(b), or Section 21(d) or 21C of the Exchange Act, 15 U.S.C. §§ 78u(d) or 78u-3, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)

Buyer is in compliance in all material respects and will continue to remain in compliance in all material respects after the date hereof, up to and including, but not beyond the Effective Time, with all current listing and corporate governance requirements of the Nasdaq National Market System, and is in compliance in all material respects, and will continue to remain in compliance in all material respects after the date hereof, up to and including, but not beyond the Effective Time, with all rules, regulations, and requirements of Sarbanes-Oxley and the SEC, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE 5.

COVENANTS

5.1

Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except as contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, key employees and independent contractors, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Following the date of this Agreement, the Company shall promptly notify Buyer of any materially negative event related to the Company or the Business. Except as disclosed on the Company Disclosure Schedule, without limiting the foregoing, except as expressly contemplated by this Agreement, the Company shall not, witho ut the prior written consent of Buyer:

(a)

Enter into any commitment or transaction not in the ordinary course of business consistent with past practice;

(b)

Transfer to any Person or entity any Company Proprietary Rights;

(c)

Enter into any material agreements (or material amendments thereto) pursuant to which any party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company other than in the ordinary course of business consistent with past practice;

(d)

Except for amending all Company Options and Company Warrants to facilitate the transactions contemplated by this Agreement and in the manner consistent with this Agreement, amend, terminate or otherwise modify, except in the ordinary course of business, or violate the material terms of, any of the agreements set forth or described in the Disclosure Schedule;

(e)

Commence or settle any litigation, mediation or arbitration proceeding;

(f)

Set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefore), except pursuant to purchase rights under agreements with employees and consultants;

(g)

Except for the issuance of Company Stock upon exercise of presently outstanding Company Options or Company Warrants (as to which the Company shall deduct and withhold such amounts as it is required to deduct and withhold under any provision of federal, state, local or foreign tax law) or upon conversion of outstanding Company Preferred Stock, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any voting debt or any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(h)

Cause or permit any amendments to its Certificate of Incorporation or Bylaws (or other charter documents);

(i)

Acquire or agree to acquire any assets in excess of $50,000 in the case of a single transaction, or acquire by merging or consolidating with or by purchasing or by any other manner, any equity securities;

(j)

Mortgage, pledge or otherwise encumber any Assets or sell, transfer, license or otherwise dispose of any Assets, except for sales of products and services involving less than $100,000 in the ordinary course of business and consistent with past practice;

(k)

Cancel, release or assign any indebtedness owed to it or any claims or rights held by it;

(l)

Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any of its debt securities or guarantee any debt securities of others;

(m)

Grant any severance, termination or bonus pay (i) to any director or officer or (ii) to any other employee other than pursuant to the existing agreements of the Company;

(n)

Adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers to any Person, pay or agree to pay any special bonus or special remuneration to any director or employee other than in connection with normal annual bonus and salary adjustments for all non-officers and directors upon consultation with Buyer, or increase the salaries or wage rates of its other employees, except as consistent with the ordinary course of business consistent with past practice;

(o)

Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(p)

Pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction in the ordinary course of business of (i) Liabilities reflected or reserved against in the Financial Statements or (ii) Liabilities that arose in the ordinary course of business subsequent to the date of the Balance Sheet, or (iii) Liabilities under contracts entered into in the ordinary course of business; or (iv) expenses consistent with the provisions of this Agreement incurred in connection with the transactions contemplated hereby;

(q)

Make or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r)

Take any action that would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect, other than as expressly contemplated by this Agreement; or

(s)

Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (r) above, or any othe r action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder, other than as expressly contemplated by this Agreement.

If the Company wishes to obtain the consent of Buyer to take actions for which prior consent is required pursuant to this Section 5.1, it shall request such consent in writing by facsimile to the attention of the Chief Executive Officer of Buyer. A consent signed by such officer shall be deemed sufficient for purposes hereof.

Notwithstanding anything to the contrary contained herein (and Buyer hereby consents to the following), the Company may, in its sole discretion, make the Permitted Distribution.

5.2

No Solicitation.

(a)

Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Article 8, the Company will not, nor will the Company authorize or knowingly permit any of the Company’s officers, directors or representatives to (directly or indirectly), take any of the following actions with any Person other than Buyer and its designees: (a) solicit, encourage, initiate, entertain, substantially review or participate in any negotiations or discussions with any Person, other than Buyer, rela ting to any offer or proposal (formal or informal, oral, written or otherwise) (an “Acquisition Proposal”), with respect to any possible Business Combination with the Company; (b) disclose information with respect to the Company, which is not customarily disclosed in the ordinary course of business, to any Person, other than Buyer, relating to (or could be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company; (c) agree to, enter into a Contract with any Person, other than Buyer, providing for, or approve a Business Combination with the Company; (d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with the Company, other than by Buyer; or (e) authorize or knowingly permit a Company representative to take any such action; provided, however, that prior to receipt of the approval of this Agreement and the transactions contemplated hereby by the Company Stockholders, the Company may, to the extent required by the fiduciary obligations of the Company’s Board of Directors, as determined in good faith based on the advice of outside legal counsel, in response to any such Acquisition Proposal that was not solicited by the Company after the date of this Agreement and that did not otherwise result from a breach or a deemed breach of this Section 5.2(a), (i) furnish information with respect to the Company to the Person making such proposal pursuant to a confidentiality agreement not less restrictive of the other party (the “Potential Acquiror”) than the Confidentiality Agreement, and (ii) participate in negotiations regarding such proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company, director of the Company or investment banker, attorney or other advisor or representative of the Company whether or not such person is purporting to act on behalf of the Company or otherwise, shall not be deemed to be a breach of this Section 5.2(a) by the Company.

(b)

Except as provided in Section 5.2(c), the board of directors of the Company (i) shall recommend to the stockholders of the Company the adoption of this Agreement, (ii) shall not withdraw or modify, in any manner adverse to Buyer, its approval and recommendation of the adoption of this Agreement and (iii) shall not approve or recommend, or propose to approve or recommend, any Acquisition Proposal.

(c)

If prior to the Effective Time the board of directors of the Company determines in good faith, after consultation with its financial and outside legal counsel, that any Acquisition Proposal constitutes a Superior Proposal and the board of directors of the Company believes in its good faith judgment, after receiving the advice of its outside legal counsel that failing to terminate this Agreement and enter into a transaction (the “Superior Transaction”) with respect to the Superior Proposal would constitute a breach of its fiduciary duties under applicable law, the Company may take any of the actions prohibited by 5.2(b) and terminate this Agreement and enter into a binding acquisition agreement (an “Acquisition Agreement”) with respect to such Superior Transaction, provided, however, that, prior to any such termination, (i) the Company has provided Buyer three Business Days written notice that it intends to terminate this Agreement pursuant to this Section 5.2(c), identifying the Superior Transaction then determined to be more favorable and the parties thereto and delivering to Buyer a copy of the Acquisition Agreement for such Superior Transaction in the form to be entered into, (ii) the Company causes its legal counsel and its financial advisor to afford Buyer the opportunity, within such three Business Day period, to match the terms of the Superior Transaction and to negotiate with Buyer to make other adjustments in the terms and conditions of this Agreement that would permit the board of directors of the Company to recommend this Agreement as revised, (iii) the Company has not received from Buyer, within three Business Days of Buyer’s receipt of the notice referred to in clause (i), an offer that the board of directors of the Company determines in good faith, after consultation with and taking into account the advice of its outside legal counsel, matches or exceeds such Superior Transaction or is otherwise sufficient to permit the board of directors of the Company to continue to recommend this Agreement, as amended by such offer from Buyer, and the Merger, rather than the Superior Transaction, and (iv) Buyer’s right to match any Superior Transaction shall apply equally with respect to any subsequent increase or other revision of the terms of any Superior Transaction.

(d)

The Company shall immediately cease and cause to be terminated any contacts or negotiations with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, an Acquisition Proposal, the Company shall within 24 hours notify Buyer thereof and provide Buyer with the details thereof, including the identity of the Person or Persons making such offer or proposal, and unless otherwise prohibited by a Nondisclosure Agreement or similar agreement in effect on the date hereof, will keep buyer fully informed on a current basis of the status and details of any such offer or proposal and of any modification to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of the Company and its representatives set forth in the previous sentence.

5.3

Proxy Statement; Company Board Recommendation.

(a)

The Company will prepare and mail as soon as reasonably practicable, but in no event later than 10 calendar days after the date of this Agreement, a proxy statement relating to the Company’s stockholders’ meeting called for approval and adoption of this Agreement, the Merger and related matters (the “Company Stockholders’ Meeting”), in form and substance reasonably acceptable to Buyer, with respect to the solicitation of proxies from the stockholders of the Company to approve this Agreement, the Merger and related matters in accordance with the Company’s Certificate of Incorporation, the Company’s Bylaws and the DGCL (the “Proxy Statement”). The Proxy Statement shall, if applicable, include a solicitation of proxies necessary to prevent the Bonus Payments made in connection with this Agreement from giving rise to a “parachute payment” under section 280G of the Code. Prior to the Closing Date and at the earliest practicable date following the date hereof, the Company shall hold the Company Stockholders’ Meeting for the purpose of seeking approval of this Agreement and the Merger.

(b)

If the Company holds the Company Stockholders’ Meeting, the Company’s Board of Directors will solicit proxies from the Company Stockholders to vote such stockholders’ shares at the Company Stockholders’ Meeting. The Proxy Statement will also include the recommendation of the Company’s Board of Directors in favor of approval of this Agreement and the Merger.

5.4

Expenses. All fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting fees and expenses, shall be the obligation of the respective party incurring such fees and expenses. For the avoidance of doubt, all expenses in connection with the registration for resale of all shares of Parent Common Stock issued hereunder shall be borne by Parent, Buyer or the Surviving Corporation.

5.5

Public Disclosure. Except as required by Law (including federal and state securities Laws) and except to the extent such information may have been previously disclosed to the public other than in violation of this Section 5.5, or as may be reasonably necessary to complete the Merger, neither party hereto shall disclose the existence of, or any subject matter of, or the terms and conditions of, this Agreement to any third party (other than a party’s financial and legal advisors) without the prior written consent of the other (which shall not be unreasonably withheld or delayed), and each party hereto shall be responsible for preventing disclosure by the Company’s financial and legal advisors.  The parties hereto shall mutually agree to the timing and content of any announcements, press releases or public statements concerning the proposed Merger.

5.6

Access to Information. From the date of this Agreement until the Effective Time, the Company will afford to Buyer and its authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) reasonable access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all of its and its subsidiaries books and records, will permit the other and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its subsidiaries to furnish such persons with such financial and operating data and other information with respect to its business and properties as they may from time to time reasonably request, subject to the restrictions set forth in the Confidential Disclosure Agreement by and between the Company and Parent dated as of February 20, 2006 (the “Confidentiality Agreement”). Buyer and Merger Sub agree that each of them will treat any such information in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

5.7

Commercially Reasonable Efforts. Each party to this Agreement shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement and (iii) fulfill all conditions to the such party’s obligations under this Agreement.  Each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no party to this Agreement shall be required to make payments, commence litigation or agree to modifications of the terms and conditions of any agreements with third parties. The parties to this Agreement shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

5.8

Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, which occurrence or non-occurrence has caused or is reasonably likely to cause any representation or warranty of the Company, on the one hand, or of Buyer or Merger Sub, on the other hand, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company, on the one hand, or of Buyer or Merger Sub, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No information or knowledge obtained pursuant to this Section 5.8 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.9

Proprietary Rights. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall give Buyer prompt notice that any Person shall have (i) commenced, or shall have notified the Company in writing that it intends to commence, an Action or (ii) provided the Company with written notice, in either case which allege(s) that any of the Company Proprietary Rights presently embodied in the Company’s products sold or otherwise distributed in connection with the operation or conduct of the Business infringe or otherwise violate the intellectual property rights of such Person. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall take commercially reasonable actions to maintain, perfect, preserve or renew the Company Proprietary Rights, including, without limitation, the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto, and to promptly respond and prepare to respond to all requests, related to the Company Proprietary Rights, received from Governmental or Regulatory Authorities. At the Closing, the Company will notify Buyer of all material actions which must be taken within the 180 days following the Closing and which are reasonably necessary to maintain, perfect, preserve or renew the Company Proprietary Rights, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto.

5.10

FIRPTA Certificate. The Company shall have delivered to Buyer, not more than 10 days before the Closing Date, a statement in accordance with Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code. In addition, the Company shall have delivered to Buyer on the Closing Date a copy of the notification to the IRS, prepared in accordance with Treasury Regulations Section 1.897-2(h)(2), of delivery of the statement referred to in the preceding sentence, signed by a responsible corporate officer of the Company. The Company acknowledges that Buyer may cause the Company to file such notification with the IRS on or after the Closing Date.

5.11

Voting Agreements. Contemporaneously with the execution of this Agreement, each of the Major Stockholders have entered into Voting Agreements with Buyer (in the form of Exhibit A attached hereto) with respect to the voting of their Company Common Stock and which Voting Agreements, among other things, prohibit the Major Stockholders from selling or transferring their Company Stock prior to the Effective Time.

5.12

Enforcement of Company Proprietary Rights. Parent, Buyer and Surviving Corporation shall use Commercially Reasonable Efforts to enforce and prosecute the Company’s Proprietary Rights following the Closing, provided that Parent, Buyer and Surviving Corporation determine, in their reasonable discretion, that such enforcement and prosecution of the Company Proprietary Rights is in best interests of the Barbed Suture Products and Parent, Buyer and the Surviving Corporation.

5.13

Minimum Net Working Capital . The Net Working Capital (after deduction of the Permitted Distribution) as of the Closing shall not be less tha n the Escrow Amount.

ARTICLE 6.

CONDITIONS TO THE MERGER

6.1

Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or mutual waiver at or prior to the Closing of the following conditions:

(a)

Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority necessary for consummation of the Merger and the other transactions contemplated hereby shall have been obtained.

(b)

No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger and the other transactions contemplated by this Agreement shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by this Agreement that would prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)

Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

6.2

Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)

Representations, Warranties and Covenants of Buyer and Merger Sub. (i) The representations and warranties of Parent, Buyer and Merger Sub set forth in Article 4 of this Agreement shall be true and correct in all material respects without regard to materiality qualifiers contained therein as of the Effective Time, with the same force and effect as if made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, and (y) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent, Buyer and Merger Sub at or prior to the Closing shall have been performed or complied with in all material respects without regard to materiality qualifiers contained therein and (iii) the Company shall have received a certificate from an authorized officer of Buyer and Parent, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 6.2(a).

(b)

Exchange Agent Certificate. The Exchange Agent shall have delivered to the Company a certificate, dated as of the Closing Date, to the effect that the Exchange Agent has received the Initial Merger Consideration from Buyer and appropriate instructions and authorization to deliver the Initial Merger Consideration as required by this Agreement.

(c)

Legal Opinion. The Company shall have received a legal opinion (i) relating to Parent from Irwin, White & Jennings, Barristers and Solicitors, Canadian counsel to Parent and (ii) relating to Buyer and Merger Sub from Heller Ehrman LLP, counsel to Buyer, each in a customary form reasonably acceptable to the Company.

(d)

Good Standing. The Company shall have received a certificate of status, compliance good standing or like certificate with respect to Parent, Buyer and Merger Sub issued by the Secretary of State of the state or province, as the case may be, of each such entity’s incorporation.

(e)

Escrow Agreement. Buyer, Merger Sub and the Escrow Agent shall have executed the Escrow Agreement.

6.3

 Additional Conditions to the Obligations of Buyer and Merger Sub. The obligation of Parent, Buyer and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)

Representations, Warranties and Covenants of the Company. (i) The representations and warranties of the Company set forth in Article 3 of this Agreement shall be true and correct in all material respects without regard to materiality qualifiers contained therein as of the Effective Time, with the same force and effect as if made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, and (y) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects without regard to materiality qualifiers contained therein and (iii) Buyer shall have received a certificate from the President and Chief Executive Officer of the Company, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 6.3(a).

(b)

Legal Opinion. Buyer shall have received a legal opinion from Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., counsel to the Company, in a customary form reasonably acceptable to Buyer.

(c)

Company Options. All Company Options shall have been exercised or amended in manner reasonably satisfactory to Buyer to provide for their termination at the Effective Time.

(d)

Company Warrants. All Company Warrants shall have been exercised or amended in a manner reasonably satisfactory to Buyer to provide for their termination at the Effective Time.

(e)

Consents, Waivers, Approvals. The Company shall have obtained or made any consents, waivers, approvals, notifications, disclosures, filings and registrations set forth on Section 6.3(e) of the Company Disclosure Schedule and shall have and provided to Buyer evidence of such action.

(f)

Dissenting Shares. Not more than 5% of the issued and outstanding shares of Company Stock shall be Dissenting Shares.

(g)

FIRPTA Certificate. Buyer shall have no actual knowledge and shall not have received a notice pursuant to Treasury Regulations Section 1.445-4 that the statement delivered by the Company pursuant to Section 5.10 is false.

(h)

Section 280G. The Company and any person who is a “disqualified individual” (as defined in Section 280G(c) of the Code and the proposed Treasury Regulations promulgated hereunder) with respect to the Company shall have taken any and all actions necessary to provide that no payment or acceleration of any right to benefits or payment pursuant to this Agreement, any Employee Plan, Contract or any other plan or arrangement shall constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(i)

401(k) Plan. Each Employee Plan intended to qualify under Section 401(k) of the Code shall have been terminated in a manner satisfactory to Buyer and such that Buyer shall have no further liability thereunder after the Effective Time.

(j)

Good Standing. Buyer and Merger Sub shall have received a certificate of status, compliance good standing or like certificate with respect to the Company issued by the Secretary of State of the State of Delaware.

(k)

Escrow Agreement. The Company, the Stockholder Representative and the Escrow Agent shall have executed the Escrow Agreement.

(l)

Stockholder Representative Agreement. The Stockholder Representative, who shall be reasonably acceptable to Buyer, shall have acknowledged the Stockholder Representative Agreement.

(m)

Net Working Capital Certificate. Buyer and Merger Sub shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the

Company, dated as of the Closing, certifying that the Net Working Capital of the Company as of the Closing Date, which amount shall reflect the Permitted Distribution is not less than the Escrow Amount (the “Net Working Capital Certificate”).

ARTICLE 7.

INDEMNIFICATION

7.1

Indemnification by Parent, Buyer and Surviving Corporation. Subject to the limitations set forth in this Agreement from and after the Effective Time, Parent, Buyer and the Surviving Corporation, jointly and severally, will indemnify, defend, and hold harmless each of the Company Holders, and each of their respective directors, officers, employees, representatives and other Affiliates, from and against any and all Indemnifiable Losses related to or arising out of or in connection with any breach by Parent, Buyer or Merger Sub of any representation, warranty, covenant, agreement, obligation, or undertaking made by Parent, Buyer or Merger Sub in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered on or after the Effective Date hereof by or on behalf of Parent, Buyer or Merger Sub in connection with this Agreement or the Merger.

7.2

Indemnification by the Company Holders. Subject to the limitations set forth in this Agreement, by virtue of the approval of the execution and delivery by the Company of this Agreement, from and after the Effective Time, each of the Company Holders (regardless of whether or not such Company Holder has actually voted his, her or its Company Stock, if any, in favor of the execution and delivery by the Company of this Agreement) shall be deemed to have agreed, severally (but not jointly) and in proportion to each Company Holder’s Escrow Pro-Rata Portion of the Escrow Amount, and to each Company Holder’s Earnout Pro-Rata Portion, if and when payable, of the Maximum Earnout Amount, the Wound Closure Milestone Payment and the Orthopedic Milestone Payment otherwise due to them, to indemnify, defend and hold harmless Parent, Buyer, the Surviving Corporation, and each of their respective directors, officers, employees, representatives and other Affiliates, from and against any and all Indemnifiable Losses related to or arising out of or in connection with:

(a)

any breach by the Company of any representation, warranty, covenant, agreement, obligation or undertaking made by the Company in this Agreement (as modified by the Company Disclosure Schedule, in the case of representations and warranties made as of the date of this Agreement), or any other agreement, instrument or certificate delivered on or after the Effective Date hereof by or on behalf of the Company in connection with this Agreement or the Merger, including but not limited to the Merger Consideration Spreadsheet (as may be amended by the Stockholder Representative and provided to Buyer);

(b)

any payments made by Parent, Buyer, the Merger Sub or the Surviving Corporation after the Effective Time with respect to any Dissenting Shares to the extent that such payments exceed the portion of the Initial Merger Consideration to which the holders of such Dissenting Shares would have been entitled had such Dissenting Shares not been Dissenting Shares (collectively “Appraisal Claims”); and

(c)

any costs, liabilities or expenses incurred by Parent, Buyer or the Surviving Corporation after the Effective Time, including:

(i)

all legal, mediation and arbitration expenses related to any claim brought by or against the parties listed on Section 7.2(c)(i) of the Company Disclosure Schedule up to $1,000,000.00 of the Escrow Amount and 50% of such additional expenses greater than $1,000,000.00 of the Escrow Amount up to a maximum amount of $10,000,000.00 (which represents 50% of $20,000,000.00 worth of applicable legal, mediation and arbitration expenses incurred by Parent, Buyer or the Surviving Corporation) (“Special Claims”); and

(ii)

50% of all legal, mediation and arbitration expenses incurred in connection with the enforcement, defense, prosecution, interference or opposition of any claim brought (A) by the Company (1) against a party relating to a self-anchoring device or suture that received regulatory approval through a 510(k) process (or similar foreign process) in which approval was obtained by a demonstration of equivalence to a previously approved Barbed Suture Product, or (2) against a party that, together with any other party other than Parent, Buyer, Surviving Corporation or its Affiliates, has greater than 10% of the market share in the relevant country for product(s) that are a self-anchoring suture that are used for the same indication as a Barbed Suture Product which is a self-anchoring suture, or (B) against the Company relating to any Company Proprietary Right (the “Infringement Claims”), provided, further, that any judgment or settlement recovered by Parent, Buyer or the Surviving Corporation that arises out of a (A) a Special Claim or (B) an Infringement Claim that does not represent an Indemnifiable Loss under Section 7.2(a) and for which the Company Holders indemnify Parent, Buyer and Surviving Corporation for such legal, mediation, arbitration and other expenses incurred therewith as required pursuant to this Section 7.2(c), shall constitute an “Infringement Recovery,” provided, however, that Standard Income and Non-Standard Income shall not constitute an Infringement Recovery.

7.3

Exclusive Remedy. The indemnification provisions set forth in this Article 7 and the corresponding recourse of any party entitled to indemnification pursuant to this Article 7 (an “Indemnified Party”) shall be the sole and exclusive remedy of such Indemnified Party for any Indemnifiable Losses under the indemnification provisions contained in, and for any breach of, this Agreement except for claims based on fraud or intentional misrepresentation.

7.4

No Contribution. Except as provided in Section 7.1, each Company Holder by virtue of the approval of the execution and delivery by the Company of this Agreement, waives and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability accruing, arising or otherwise based on a set of facts, events or circumstances in existence prior the Effective Time to which he or she may become subject under or in connection with this Agreement.

7.5

Indemnification Claims. If an Indemnified Party wishes to assert an indemnification claim against a party responsible for indemnification under this Agreement (an “Indemnifying Party”) (which term shall be deemed to include all Indemnifying Parties if more than one), the Indemnified Party shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) prior to the earlier of the expiration of the time period set forth in Section 7.8(c) or the date on which the final Earnout Payment is made, containing (i) a statement that a specific representation, warranty, covenant or other indemnifiable matter has been breached by such other party (including an identification of such representation, warranty, covenant or other indemnifiable matter); (ii) a detailed description of the facts and circumstances, to the extent known, giving rise to the alleged breach of such representation, warranty, covenant or other indemnifiable matter; and (iii) an assertion that a claim for recovery under this Article 7 is due, including a reasonable estimate of the total amount of, the Indemnifiable Losses actually incurred or expected to be incurred by the Indemnified Party as a direct result of such alleged breach. If, within 45 calendar days after a Claim Notice is received by the Indemnifying Party, the Indemnifying Party does not contest such Claim Notice in writing to the Indemnified Party, the Indemnifying Party shall be conclusively deemed to have consented, to the recovery by the Indemnified Party of the full amount of Indemnifiable Losses specified in the Notice of Claim in accordance with this Article 7 (subject to the limitations contained in Sections 7.7 and 7.8 hereof), including, in the case of the Company Holders, the forfeiture of the Escrow Amount, the Maximum Earnout Amount, the Wound Closure Milestone Payment and the Orthopedic Milestone Payment equal to such Indemnifiable Losses and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Party for such amount in any court having jurisdiction over the matter where venue is proper. If the Indemnifying Party gives the Indemnified Party written notice contesting all or any portion of a Claim Notice (a “Contested Claim”) within 45 calendar days, then such Contested Claim shall be resolved by either (i) a written settlement agreement or memorandum executed by the Indemnified Party and the Indemnifying Party or (ii) in the absence of such a written settlement agreement within 45 calendar days following receipt by the Indemnifying Party of the Claim Notice, by such appropriate remedies available to the parties under applicable law.

7.6

Third-Party Claims.

(a)

In the event that any Indemnified Party desires to make a claim against an Indemnifying Party in connection with any third-party litigation, arbitration, action, suit, proceeding, claim or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third-Party Claim”), then the Indemnified Party will promptly deliver a Claim Notice to the Indemnifying Party (or, if the Indemnifying Party is the Company Holders, the Stockholder Representative); provided that failure to promptly give such Claim Notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 7.6, except to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby.

(b)

The Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within 45 calendar days after the Indemnifying Party has received the Claim Notice; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c)

The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim, and (ii) involves only the payment of money damages that are fully covered by the Indemnifying Party (consisting, in the case that the Company Holders, of amounts deemed to be paid by the Company Holders pursuant to Section 7.7 by distribution of amounts to Buyer from the Escrow Amount, or by setoff from the unpaid portion of Maximum Earnout Amount, the Wound Closure Milestone Payment and the Orthopedic Milestone Payment Contingent Payments in accordance with Section 7.7 (and subject to the limitations set forth in Section 7.7 and 7.8) to be made by Buyer) and does not impose an injunction or other equitable relief upon the Indemnified Party. So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 7.6(b), the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).

(d)

In the event the Indemnifying Party fails to assume the defense of the Third-Party Claim in accordance with Section 7.6(b), (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter in to any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible for any Indemnifiable Losses (subject to the limitations contained in Sections 7.7 and 7.8 hereof) the Indemnified Party may suffer as a result of such Third-Party Claim to the extent subject to indemnification under this Agreement.

7.7

Payment of Claims: Set Off Limitations.

(a)

General. In no event shall the Company Holders be required to return any (or forfeit any earned or payable but not yet paid) Earnout Payments or any Wound Closure Milestone Payment or any Orthopedic Milestone Payment paid to the Company Holders hereunder and Parent’s, Buyer’s and the Surviving Corporation’s sole recourse for Indemnifiable Losses under this Article 7 shall be to set off Indemnifiable Losses against the Escrow Amount, any unearned or not yet payable Earnout Payments, Wound Closure Milestone Payments or Orthopedic Milestone Payments.

(b)

Payment of Claims Against the Company Holders. Subject to Section 7.8, in order to satisfy any indemnification obligations of the Company Holders pursuant to this Agreement, Parent, Buyer and the Surviving Corporation (and each of their respective directors, officers, employees, representatives and other Affiliates) shall have the right to recover Indemnifiable Losses that have been incurred by recovering first against the Escrow Amount, to the extent available, and then by setting off any such Indemnifiable Losses against any unearned portion of the Earnout Payments, the Wound Closure Milestone Payment and the Orthopedic Milestone Payment. All such recoveries the available portion of the Escrow Amount shall be made on a pro-rata basis from all Company Holders based on their Escrow Pro-Rata Portion.  All such recoveries from available portions of the Earnout Payments, the Wound Closure Milestone Payment and the Orthopedic Milestone Payment, as applicable, shall be made on a pro-rata basis from all Company Holders based on their Earnout Pro-Rata Portion.

(c)

Claims Against Buyer. Any indemnification obligations of Buyer or Merger Sub pursuant to this Article 7 shall be paid in cash.

(d)

Tax Treatment. The parties agree that to the greatest extent possible the payment of any indemnity hereunder shall be treated as an adjustment to the Merger Consideration paid by Buyer hereunder for Tax purposes.

7.8

Limitations of Liability.

(a)

Threshold. No Indemnifying Party will be required to indemnify an Indemnified Party hereunder until such time as the aggregate amount of Indemnifiable Losses for which (i) Parent, Buyer, the Surviving Corporation, and their respective directors, officers, employees, representatives, and other Affiliates, on the one hand, or (ii) the Company, the Company Holders and their respective directors, officers, employees, representatives, and other Affiliates, as the case may be, on the other hand, are otherwise entitled to indemnification pursuant to this Agreement exceeds $500,000.00 (the “Basket”), at which time the Indemnifying Party shall be obligated to indemnify the Indemnified Party for the full amount of such Indemnifiable Losses that exceeds $250,000.00, subject to limitations of this Article 7.  Notwithstanding anything to the contrary in this Section 7.8, the threshold limits imposed by this Section 7.8(a) shall not apply to (A) any claims with respect to Buyer’s failure to deliver the Merger Consideration, (B) any breach of the covenant contained in Section 5.13 and (C) any Special Claim.

(b)

Maximum Liability. The parties specifically agree that, notwithstanding any provision of this Agreement to the contrary, the maximum aggregate liability of all of the Company and the Company Holders on the one hand, and Buyer, Merger Sub and the Surviving Corporation, on the other hand, for indemnification under this Article 7, except in the case of fraud or, with respect to clause (ii) below only, Buyer’s failure to deliver the Merger Consideration, will not exceed:

(i)

in the case of indemnification claims against the Company and the Company Holders, an amount equal to the sum of (x) $20,000,000.00 and (y) 15% of the unpaid portion of the Maximum Earnout Amount, subject to the limitations and the set-off procedures set forth in Section 7.7; or

(ii)

in the case of indemnification claims against Parent, Buyer, Merger Sub and the Surviving Corporation, an amount equal to $20,000,000.00 plus 15% of the unpaid portion of the Maximum Earnout Amount, subject to the limitations and the set-off procedures set forth in Section 7.7.

(c)

Time Limit. All representations and warranties in this Agreement shall survive the Closing and shall expire on the 90th calendar day following the end of Earnout Year Two and no Indemnifying Party will be liable for any Indemnifiable Losses hereunder with respect to a breach of such representations and warranties unless a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the 90th calendar day following the end of Earnout Year Two; provided, however, that (i) any claim against Parent, Buyer, Merger Sub or the Surviving Corporation with respect to Buyer’s failure to deliver the Merger Consideration shall expire when the applicable statute of limitations has expired and (ii) the representations and warranties set forth in Sections 3.20 and 3.21 shall survive the Closing and expire on the earlier of the 90th calendar year following (A) the end of Earnout Year Five, (B) the end of the Additional Earnout Year, if applicable, or (C) when the applicable statute of limitations has expired.

ARTICLE 8.

TERMINATION, AMENDMENT AND WAIVER

8.1

Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)

by mutual consent of the boards of directors of the Company and Buyer;

(b)

by Buyer or the Company if: (i) the Effective Time has not occurred within 60 days from the date of this Agreement (the “End Date”) (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final non-appealable order, decree or ruling of a court of competent jurisdiction in effect preventing consummation of the Merger; (iii) there shall be any statute, rule, regulation or non-appealable order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; or (iv) the Company Stockholder Approval shall not have been obtained;

(c)

by Buyer or the Company if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would: (i) prohibit Buyer’s or the Company’s ownership or operation of any portion of the business of the Company; or (ii) compel Buyer or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Buyer; in either case, the unavailability of which assets or business would have a Material Adverse Effect on Buyer or would reasonably be expected to have a Material Adverse Effect on Buyer’s ability to realize the benefits expected from the Merger;

(d)

by Buyer if the Company’s Board of Directors shall have failed to recommend or modifies in a manner adverse to Buyer its recommendation concerning this Agreement or shall have disclosed in any manner its intention to modify in a manner adverse to Buyer such recommendation;

(e)

by Buyer, if (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 6.3 not to be satisfied, and such condition cannot reasonably be satisfied by the End Date, or (ii) the Company shall have willfully and materially breached its obligations under Section 5.2 or 5.3;

(f)

by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent, Buyer or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 6.2 not to be satisfied, and such condition cannot reasonably be satisfied by the End Date; or

(g)

by the Company, after compliance with the provisions of Section 5.2(c).

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

8.2

Procedure for Termination. In order to terminate this Agreement pursuant to this Article 8, a Party shall provide written notice thereof to the other Parties.

8.3

Effect of Termination.

(a)

In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Buyer, Merger Sub or the Company, or their respective subsidiaries, officers, directors or stockholders except as provided in this Section 8.3 and except that nothing herein shall relieve any party from liability for breach of this Agreement and provided, further, that the provisions of Section 5.5, this Section 8.3 and Article 9 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

(b)

If this Agreement is terminated for any reason other than pursuant to Section 8.1(a), 8.1(b)(ii) or (iii) or by the Company pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(b)(i) where the Company has satisfied all of the conditions to its obligations to consummate the Merger set forth in Sections 6.1 and 6.3 and either Buyer has refused to effect the Merger or is unable to effect the Merger, and within 12 months following such termination of this Agreement, a Company Acquisition is consummated, the Company shall pay Buyer the Alternative Transaction Fee. The Alternative Transaction Fee shall be paid to Buyer on the date of the consummation of such Company Acquisition by wire transfer of immediately available funds.

8.4

Extension; Waiver. At any time prior to the Effective Time, Buyer or the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained in this Agreement or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained in this Agreement.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

9.1

Notices. All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If prior to the Closing, to the Company:

Quill Medical, Inc.

2505 Meridian Parkway, Suite 150

Research Triangle Park,

North Carolina 27713

Attention: Matthew A. Megaro, President

Facsimile No.: (919) 806-1953

With a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

2500 Wachovia Capitol Center

Raleigh, North Carolina 27601

Attention: Merrill M. Mason, Esq.

Facsimile No.: (919) 821-6800

If to the Stockholder Representative:

To the address set forth in the Stockholder Representative Agreement

With a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

2500 Wachovia Capitol Center

Raleigh, North Carolina 27601

Attention: Merrill M. Mason, Esq.

Facsimile No.: (919) 821-6800

If to Parent, Buyer or Merger Sub or, if after the Closing, to the Surviving Corporation:

Angiotech Pharmaceuticals (US), Inc.

101 W. North Bend Way, Suite 201

PO Box 2840

North Bend, Washington 98045

Attention: General Counsel

Facsimile No.: (425) 831-3091

With a required copy to:

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, British Columbia

CANADA V6A 1B6

Attention: General Counsel

Attention: Vice President Business Development

Facsimile No.: (604) 221-6915

And with a copy (which shall not constitute notice) to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025

Attention: Kyle Guse, Esq.

Facsimile No.: (650) 324-0638

All such notices, requests and other communications shall (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery; (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon receipt of facsimile confirmation; (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

9.2

Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.3

Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby.

9.4

Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Buyer, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after approval of this Agreement by Company Stockholders, no such amendment or modification shall change the amount or form of the consideration to be received by Company Holder in the Merger.

9.5

Waiver of Complianc e; Consents. Any failure of Buyer or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Buyer or Merger Sub) or Buyer or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, suc h consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.5.

9.6

Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights upon any other Person, except that the provisions of Section 2.7 are intended for the benefit of the Company Holders.

9.7

No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other parties hereto and any attempt to do so shall be void, except that this Agreement may be assigned without consent in connection with an Extraordinary Transaction pursuant to Section 2.7(l). Subject to the preceding sentence, nothing in this Section

9.7 shall diminish the right of the Stockholder Representative to exercise his or her rights under Section 2.7(l) and provided, further, that this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary in this Agreement, Buyer may pledge as collateral all of the shares of Surviving Corporation, as may be required by Parent or Buyer to satisfy the terms and conditions of any bona fide credit agreement, loan agreement or similar agreement or arrangement to which the Parent or Buyer is, or to which Parent, Buyer or the Surviving Corporation may become, a party.

9.8

Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.9

Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.10

Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware with respect to corporate law matters and in accordance with the laws of the State of New York with respect to all other matters.

9.11

Arbitration.

(a)

Any dispute, controversy or claim relating to or arising from Section 2.7(j)(ii) shall be exclusively and finally settled by confidential arbitration, and any party may submit such a dispute, controversy or claim to arbitration, provided, however, that the parties may arbitrate any other dispute, controversy or claim relating to or arising from this Agreement in accordance with the provisions of this Section 9.11 by mutual written consent. The arbitration proceeding shall be held at the location of the non-instituting party in the English language and shall be governed by the rules of the American Arbitration Association (the “AAA”) as amended from time to time. Any procedural rule not determined under the rules of the AAA shall be determined by the laws of the State of New York, other than those laws that would refer the matter to another jurisdiction.

(b)

Each party shall select one arbitrator and the two arbitrators so selected shall choose a third arbitrator to resolve the dispute, controversy or claim. Prior to the commencement of arbitration, each Party shall certify that its chosen arbitrator is competent to decide such dispute, controversy or claim and the two arbitrators so certified shall jointly certify that their chosen third arbitrator is likewise competent to decide such dispute, controversy or claim and not have any financial or conflicting interest in the dispute, controversy or claim. Such competence may include the ability to understand disputes which require expertise and knowledge of processes related to the commercial development of a medical device product which is peculiar to persons in the medical device industry.

(c)

The arbitrator(s) shall announce the award and the reasons therefor in writing within six months after the conclusion of the presentation of evidence and oral or written argument, or within such longer period as the parties may agree upon in writing. The decision of the arbitrator(s) shall be final and binding upon the parties. Judgment upon the award rendered may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Unless otherwise determined by the arbitrator(s), each party involved in the arbitration shall bear the expense of its own counsel, experts and presentation of proof, and the expense of the arbitrators and the AAA (if any) shall be divided equally among the parties to the arbitration.

(d)

Notwithstanding the foregoing provisions of this Section 9.11, in the event the arbitrator(s) (i) find that Buyer and its Affiliates did not satisfy their obligations under Section 2.7(j)(ii) and (ii) award money damages to the Company Holders as a result of such finding, the Stockholder Representative may, at his or her sole election, either (i) accept the arbitrator(s) award of money damages or (ii) decline to accept such money damages and elect instead to extend the Earnout Period for one additional four calendar quarter period beginning on the first day of the first full calendar quarter immediately after Earnout Year Five and ending on the last day of the fourth calendar quarter immediately after Earnout Year Five (the “Additional Earnout Year”), for which period each Company Holder shall be entitled receive their Earnout Pro-Rata Portion of the amount equal to (i) the Product Revenue for the Additional Earnout Year less the Product Revenue for the prior Peak Year multiplied by (ii) two, less (A) in the event the Wound Closure Milestone occurs during the Additional Earnout Year, the amount of any Wound Closure Milestone Payment payable by Buyer to the Company Stockholders in accordance with Section 2.7(h), and/or, in the event the Orthopedic Milestone is satisfied during the Additional Earnout Year, the Orthopedic Milestone Payment payable by Buyer to the Company Holders in accordance with Section 2.7(h) and/or (B) any remaining Milestone Excess after giving effect to any Milestone Excess credited against Earnout Payments in any prior Earnout Year (in the event the amount calculated hereunder is zero or less than zero, no Earnout Payment shall be payable for the Additional Earnout Year and the remaining Milestone Excess will be of no further force or effect), plus the Expense Pro-Rata Portion of any Infringement Recovery resulting from a Special Claim or an Infringement Claim initiated by Parent, Buyer or the Surviving Corporation during the Additional Earnout Year, 50% of any Standard Income received by Parent, Buyer or the Surviving Corporation during the Additional Earnout Year, and 25% of any Non-Standard Income received by Parent, Buyer or the Surviving Corporation during the Additional Earnout Year. Any Earnout Payment or money damages paid to the Company Holders in connection with this Section 9.11 shall be determined and paid in accordance with the provisions of Section

2.7.

9.12

Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did partic ipate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra preferentem.

9.13

Currency. Unless otherwise expressly set forth herein, all references herein to currency shall be currency of the U.S.

9.14

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, Buyer, Merger Sub, the Company and the Representative have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

ANGIOTECH PHARMACEUTICALS, INC.

By: _/s/ K. Thomas Bailey____________________

Name: K. Thomas Bailey

Title: Chief Financial Officer

ANGIOTECH PHARMACEUTICALS (US), INC.

By: __/s/ K/ Thomas Bailey____________________

Name: K. Thomas Bailey

Title: Vice President, Business Development

QUAICH ACQUISITION, INC.

By: __/s/ K/ Thomas Bailey____________________

Name: K. Thomas Bailey

Title: Chief Financial Officer

QUILL MEDICAL, INC.

By: __/s/ Mattew A. Megaro___________________

Name: Matthew A. Megaro

Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

Form of Voting Agreement

EXHIBIT B TO AGREEMENT AND PLAN OF MERGER

Form of Stockholder Representative Agreement